                                                                    EXHIBIT 10.3


                                 ALLIANCE CENTER

                             OFFICE LEASE AGREEMENT

                                 BY AND BETWEEN

                                SOLANO ASSOCIATES

                                   AS LANDLORD

                                       AND

                        SECURITY FIRST TECHNOLOGIES, INC.

                                    AS TENANT

                                TABLE OF CONTENTS

1.   BASIC LEASE DEFINITIONS, EXHIBITS AND ADDITIONAL DEFINITIONS............1

   1.1    BASIC LEASE DEFINITIONS............................................1
   1.2    EXHIBITS...........................................................6
   1.3    ADDITIONAL DEFINITIONS.............................................6

2.   GRANT OF LEASE.........................................................14

   2.1    DEMISE............................................................14
   2.2    QUIET ENJOYMENT...................................................14
   2.3    LANDLORD AND TENANT COVENANTS.....................................14

3.   TERM...................................................................14

   3.1    COMMENCEMENT DATE.................................................14
   3.2    EARLY OCCUPANCY...................................................15
   3.3    DELAYED OCCUPANCY.................................................15
   3.4    SURRENDER.........................................................17
   3.5    HOLDING OVER......................................................18

4.    RENT..................................................................18

   4.1    BASE RENT.........................................................18
   4.2    ADDITIONAL RENT...................................................19
   4.3    TERMS OF PAYMENT..................................................20
   4.4    LATE CHARGE; INTEREST ON LATE PAYMENTS............................20
   4.5    RIGHT TO ACCEPT PAYMENTS..........................................21
   4.6    TENANT'S AUDIT RIGHT..............................................21

5.   CONDITION OF PREMISES..................................................22

   5.1    ACCEPTANCE OF PREMISES............................................22
   5.2    COMPLETION OF  PUNCHLIST..........................................23
   5.3    WARRANTIES........................................................23

6.   USE AND OCCUPANCY......................................................23

   6.1    USE...............................................................22
   6.2    COMPLIANCE........................................................23
   6.3    OCCUPANCY.........................................................25
   6.4    COMMON FACILITIES.................................................25
   6.5    SERVICE PROVIDERS.................................................25


7.   SERVICES AND UTILITIES.................................................26

   7.1    LANDLORD'S STANDARD SERVICES......................................25
   7.2    SEPARATE UTILITY SERVICES.........................................28
   7.3    ADDITIONAL SERVICES...............................................28
   7.4    INTERRUPTION OF SERVICES..........................................29

8.   REPAIRS................................................................31

   8.1    REPAIRS WITHIN THE PREMISES.......................................31
   8.2    FAILURE TO MAINTAIN PREMISES......................................31
   8.3    NOTICE OF DAMAGE..................................................32

9.   ALTERATIONS............................................................31

   9.1    ALTERATIONS BY TENANT.............................................32
   9.2    ALTERATIONS AND ENTRY BY LANDLORD.................................33

10.  LIENS..................................................................34


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                                TABLE OF CONTENTS

11.     INSURANCE...........................................................33

   11.1   LANDLORD'S INSURANCE..............................................33
   11.2   TENANT'S INSURANCE................................................34

12.     DAMAGE OR DESTRUCTION...............................................36

   12.1   TERMINATION OPTIONS...............................................36
   12.2   REPAIR OBLIGATIONS................................................35
   12.3   RENT ABATEMENT....................................................36

13.     WAIVERS AND INDEMNITIES.............................................36

   13.1   LANDLORD'S WAIVERS................................................36
   13.2   TENANT'S WAIVERS..................................................36
   13.3   LANDLORD'S INDEMNITY..............................................37
   13.4   TENANT'S INDEMNITY................................................37

14.     CONDEMNATION........................................................37

   14.1   FULL TAKING.......................................................37
   14.2   PARTIAL TAKING....................................................39
   14.3   AWARDS............................................................38
   14.4   TEMPORARY PARKING.................................................39

15.     ASSIGNMENT AND SUBLETTING...........................................39

   15.1   LIMITATION........................................................39
   15.2   NOTICE OF PROPOSED TRANSFER; LANDLORD'S OPTIONS...................39
   15.3   CONSENT NOT TO BE UNREASONABLY WITHHELD...........................40
   15.4   FORM OF TRANSFER..................................................41
   15.5   PAYMENTS TO LANDLORD..............................................41
   15.6   CHANGE OF OWNERSHIP...............................................42
   15.7   PERMITTED TRANSFERS...............................................42
   15.8   EFFECT OF TRANSFERS...............................................42
   15.9   RELEASE OF TRANSFEROR.............................................43
   15.10  NONDISTURBANCE OF SUBLESSEE.......................................43

16.     PERSONAL PROPERTY...................................................43

   16.1   INSTALLATION AND REMOVAL..........................................42
   16.2   RESPONSIBILITY....................................................43

17.     ESTOPPEL CERTIFICATES...............................................43

18.     TRANSFER OF LANDLORD'S INTEREST.....................................43

   18.1   SALE, CONVEYANCE AND ASSIGNMENT...................................43
   18.2   EFFECT OF SALE, CONVEYANCE OR ASSIGNMENT..........................43
   18.3   SUBORDINATION.....................................................43
   18.4   ATTORNMENT........................................................45
   18.5   NONDISTURBANCE....................................................45

19.     RULES AND REGULATIONS...............................................46

20.     TENANT'S DEFAULT AND LANDLORD'S REMEDIES............................45

   20.1   DEFAULT...........................................................45
   20.2   REMEDIES..........................................................46


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                                TABLE OF CONTENTS


21.     LANDLORD'S DEFAULT AND TENANT'S REMEDIES............................48

   21.1   DEFAULT...........................................................48
   21.2   REMEDIES..........................................................48
   21.3   CURE BY ENCUMBRANCE HOLDER........................................51

22.     LETTER OF CREDIT....................................................51

23.     BROKERS.............................................................54

24.     LIMITATIONS ON LIABILITY............................................55

25.     NOTICES.............................................................55

26.     MISCELLANEOUS.......................................................57

   26.1   BINDING EFFECT....................................................57
   26.2   COMPLETE AGREEMENT; MODIFICATION..................................56
   26.3   DELIVERY FOR EXAMINATION..........................................56
   26.4   NO AIR RIGHTS.....................................................56
   26.5   ENFORCEMENT EXPENSES..............................................56
   26.6   BUILDING PLANNING.................................................56
   26.7   LANDLORD'S NAME...................................................57
   26.8   BUILDING STANDARD.................................................57
   26.9   NO WAIVER.........................................................57
   26.10     RECORDING; CONFIDENTIALITY.....................................57
   26.11     CAPTIONS.......................................................58
   26.12     INVOICES.......................................................58
   26.13     SEVERABILITY...................................................58
   26.14     JURY TRIAL.....................................................58
   26.15     AUTHORITY TO BIND..............................................58
   26.16     ONLY LANDLORD/TENANT RELATIONSHIP..............................58
   26.17     COVENANTS INDEPENDENT..........................................58
   26.18     GOVERNING LAW..................................................58
   26.19     TIME OF ESSENCE................................................60
   26.20     USUFRUCT.......................................................59

27.     RIGHT TO RENEW......................................................59

28.     EXPANSION OPTION....................................................62

29.     RIGHT OF FIRST OFFER................................................63

30.     CONTRACTION OPTION..................................................66

31.     SIGNAGE.............................................................66

32.     ROOFTOP COMMUNICATIONS EQUIPMENT....................................67

   32.1   RIGHT TO INSTALL ANTENNA..........................................67
   32.2   RIGHT OF USE/OWNERSHIP OF ANTENNAS................................67
   32.3   INSTALLATION, MAINTENANCE, OPERATION AND REMOVAL OF THE ANTENNAS..67
   32.4   COMPLIANCE WITH LAWS..............................................67
   32.5   LICENSE...........................................................68

33.     PRE-COMMENCEMENT EXPANSION OPTION...................................68

34.     OPTION TO DEFER DELIVERY............................................70


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                                TABLE OF CONTENTS


35.     STORAGE SPACE.......................................................71

36.     SUPPLEMENTAL LEASEHOLD IMPROVEMENT ALLOWANCE........................71

37.     Y2K COMPLIANCE......................................................72

38.     LEASING RESTRICTIONS................................................72

39.     DINING FACILITY.....................................................72

40.     HEALTHCLUB..........................................................73

41.     CONSENTS AND APPROVALS..............................................73

42.     UNRESTRICTED SUPPLEMENTAL ALLOWANCE.................................73








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                                 LEASE AGREEMENT
                                 ALLIANCE CENTER
                                ATLANTA, GEORGIA

         THIS LEASE AGREEMENT ("Lease") is entered into as of the Date, and by and between the Landlord and Tenant, identified in Section 1.1 below.

1.     BASIC LEASE DEFINITIONS, EXHIBITS AND ADDITIONAL DEFINITIONS.

1.1    BASIC LEASE DEFINITIONS.

In this Lease, the following defined terms have the meanings indicated.

              (a) "Date" means the date of full execution of this Lease, which is February 25, 2000.

              (b) "Landlord" means SOLANO ASSOCIATES, a California limited partnership.

              (c) "Tenant" means SECURITY FIRST TECHNOLOGIES, INC., a Kentucky corporation.

              (d) "Office Tower" shall mean the office building to be built by Landlord pursuant to the terms and conditions of Exhibit B attached hereto and known as One Alliance Center in which the Premises are located, which Building shall constitute a part of the complex known as the Alliance Center ("Complex"), and is located on the land more particularly described in Exhibit A-3 hereto (the "Land").

              (e) "Garden Space" shall mean the garden office space to be built by Landlord pursuant to the terms and conditions of Exhibit B attached hereto located above the Parking Facility (as hereinafter defined) and being a part of the Complex.

              (f) "Building" shall mean the Office Tower and the Garden Space, collectively.

              (g) "Premises" means (i) those premises known as Suites 200, 300, 400 and 500 located on the 2nd, 3rd, 4th and 5th floors of the Office Tower and identified on Exhibit A (the "Office Tower Premises"), which is hereby deemed to measure approximately 100,000 rentable square feet, subject to adjustment pursuant to Section 33 herein, and (ii) the Garden Space identified as such on Exhibit A (the "Garden Space Premises") which is hereby deemed to measure approximately 85,000 rentable square feet. The rentable square footage of the Premises and the Building shall be subject to final measurement based on the 1996 ANSI Standard Method of Measurements adopted by BOMA (ANSI-Z65.1 - 1996), as reasonably agreed upon between the parties. For purposes of the foregoing, the rentable area of the Office Tower Premises shall be determined based on the Office Tower only, and the rentable area of the Garden Space Premises will be determined based on the Garden Space only. If the parties cannot come to an agreement as to the actual rentable square footage of the Premises within a reasonable time, not to exceed 60 days after the Commencement Date, a certificate by Landlord's architect as to the final square footage shall be controlling, unless Tenant disagrees with the square footage measurement by



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       Landlord's architect, in which event Tenant shall have the right to have the measurement of the Premises certified by an architect to be selected by Tenant ("Tenant's Architect") within ninety (90) days after Tenant's receipt of the certificate from Landlord's architect. If Landlord disagrees with the measurement certificate of Tenant's Architect, then the two architects will select a third architect who will remeasure the Premises and whose remeasurement shall be binding on Landlord and Tenant. The third architect shall have had no conflict of interest in regard to either Landlord or Tenant within 5 years prior to the Date. The third architect shall use reasonable efforts to complete its remeasurement within thirty (30) days of its appointment. The Base Rent and Tenant's Share shall be adjusted pursuant to the final measurements. Notwithstanding anything in this Lease to the contrary, in no event shall any Building amenity or concession such as a healthclub, cafeteria, laundry facility, bank or travel agency, be included as part of the Building common area for purposes of determining the rentable area of the Premises.

              (h) "Use" means general business and office use, including conference and computer facilities, employee and visitor cafeteria and dining areas (including related kitchen facilities) and any other legally permitted use consistent with the character of a first class office building provided any such use is to accommodate Tenant's business and operational needs and does not include any retail use of the Premises.

              (i) "Term" means the duration of this Lease, which will be approximately 10 years, beginning on the "Commencement Date" (as defined in Section 3.1 below) and ending on the "Expiration Date" (as defined below), unless terminated earlier or extended further as provided in this Lease. The "Expiration Date" means (i) if the Commencement Date is the first day of a month, the 10 year anniversary of the day immediately preceding the Commencement Date; or (ii) if the Commencement Date is not the first day of a month, the 10 year anniversary of the last day of the month in which the Commencement Date occurs.

              (j)    "Scheduled Commencement Date" means September 1, 2001.

              (k) "Base Rent" means the Rent payable according to Section 4.1, which will be in an amount per month applicable during each Lease Year as follows:

                              Office Tower Premises

                                   Annual Base Rent Per
                                   --------------------
         Lease Year                Rentable Square Foot         Monthly Base Rent*       Annual Base Rent*
         ----------                --------------------         ------------------       -----------------
              1                           $27.50                    $229,166.67              $2,750,000
              2                           $28.09                    $234,083.33              $2,809,000
              3                           $28.69                    $239,083.33              $2,869,000
              4                           $29.31                    $244,250.00              $2,931,000
              5                           $29.95                    $249,583.33              $2,995,000
              6                           $30.61                    $255,083.33              $3,061,000
              7                           $31.28                    $260,666.67              $3,128,000
              8                           $31.98                    $266,500.00              $3,198,000
              9                           $32.70                    $272,500.00              $3,270,000
             10                           $33.44                    $278,666.67              $3,344,000

       *      Based on 100,000 square feet of rentable area



                                       2
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                              Garden Space Premises


                                   Annual Base Rent Per
                                   --------------------
         Lease Year                Rentable Square Foot         Monthly Base Rent**      Annual Base Rent**
         ----------                --------------------         -----------------        ----------------
              1                           $16.50                    $116,875.00              $1,402,500
              2                           $17.00                    $120,416.67              $1,445,000
              3                           $17.50                    $123,958.33              $1,487,500
              4                           $18.03                    $127,712.50              $1,532,550
              5                           $18.57                    $131,537.50              $1,578,450
              6                           $19.13                    $135,504.17              $1,626,050
              7                           $19.70                    $139,541.67              $1,674,500
              8                           $20.29                    $143,720.83              $1,724,650
              9                           $20.90                    $148,041.67              $1,776,500
             10                           $21.53                    $152,504.17              $1,830,050

                     **     Based on 85,000 square feet of rentable area

              (l) "Tenant's Share", with respect to the calculation of Additional Rent according to Section 4.2, shall consist of four (4) components, as follows: (i) with respect to Tenant's Premises in the Office Tower only, Tenant's Share of Expenses ("Tenant's Office Tower Share of Expenses") shall be eighteen and 02/100 percent (18.02%), subject to adjustment for changes in rentable area, (ii) with respect to Tenant's Premises in the Office Tower only, Tenant's Share of Office Tower Taxes ("Tenant's Office Tower Share of Taxes") shall be twenty-one and 28/100 percent (21.28%) [which is the percentage that Tenant's Office Tower Premises represents of the entire Office Tower rentable area], subject to adjustment for changes in rentable area, (iii) with respect to Tenant's Premises in the Garden Space only, Tenant's Share of Expenses ("Tenant's Garden Space Share of Expenses") shall be fifteen and 32/100 percent (15.32%), and (iv) with respect to Tenant's Premises in the Garden Space only, Tenant's Share of Taxes ("Tenant's Garden Space Share of Taxes") shall be thirteen percent (13%) (but only so long as the Office Tower and the Parking Facility are taxed as a single tax parcel; if the Parking Facility becomes a separate tax parcel, Tenant's Garden Space Share of taxes will be one hundred percent (100%) of the Taxes for the Parking Facility tax parcel that are equitably allocated to the Garden Space, based on the relative values of the Garden Space and the other portions of the Parking Facility and Common Areas not included in the Garden Space). If Tenant's Office Tower Share of Expenses and of Taxes or Tenant's Garden Space Share of Expenses is changed during a Fiscal Year by reason of a change in the rentable area of the Office Tower Premises or an increase in the rentable area of the Office Tower, Tenant's Office Tower Share of Expenses and of Taxes and Tenant's Garden Space Share of



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

       Expenses shall thereafter be recalculated to reflect such adjustment in rentable area. If the Tenant's Office Tower Share of Expenses or of Taxes or Tenant's Garden Space Share of Expenses changes during a Fiscal Year, Tenant's Office Tower Share of Expenses or of Taxes or Tenant's Garden Space Share of Expenses for the Fiscal Year shall be determined on the basis of the number of days during such Fiscal Year at each percentage share.

              (m) "Base Year" means the calendar year ending December 31, 2002.

              (n) "Security Deposit" means the letter of credit posted by Tenant pursuant to Section 22 of this Lease.

              (o)    "Landlord's Building Address" means:

                     TrizecHahn Office Properties, Inc.
                     Alliance Center
                     Property Management Office
                     Lenox Road
                     Atlanta, Georgia 30326

              (p)    "Landlord's General Address" means:

                     TrizecHahn Office Properties Inc.
                     5210 Renaissance Tower
                     1201 Elm Street
                     Dallas, Texas  75270
                     Attention:  Senior Vice President

                     with copies to:

                     TrizecHahn Office Properties Inc.
                     100 Colony Square
                     Suite 600
                     1175 Peachtree Street, N.E.
                     Atlanta, Georgia  30361
                     Attention:  Lease Administrator





              (q)    "Landlord's Billing Address" means:

                     TrizecHahn Office Properties Inc.
                     100 Colony Square, Suite 600
                     1175 Peachtree Street, N.E.
                     Atlanta, Georgia  30361



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

                     Attention:  Lease Administrator

                     with a copy to Landlord's mortgagee to the extent required by Paragraph 25.

              (r) "Tenant's Notice Address" and "Tenant's Invoice Address" means, for notices given before the Commencement Date:

                     Security First Technologies, Inc.
                     3390 Peachtree Road, Suite 1700
                     Atlanta, Georgia 30326
                     Attention:  Lisa Wilkie or Bob Stockwell

                     With a copy (for Tenant's Notices only) to:

                     Parker Hudson Rainer & Dobbs LLP
                     285 Peachtree Center Avenue
                     1500 Marquis Two Office Tower
                     Atlanta, Georgia 30303
                     Attention:  Kenneth H. Kraft, Esq.

                     and for notices given after the Commencement Date:

                     Security First Technologies, Inc.
                     Alliance Center, Suite 200
                     Lenox Road
                     Atlanta, Georgia 30326
                     Attention:  Lisa Wilkie or Bob Stockwell

                     With a copy to:

                     Parker Hudson Rainer & Dobbs LLP
                     285 Peachtree Center Avenue
                     1500 Marquis Two Office Tower
                     Atlanta, Georgia 30303
                     Attention:  Kenneth H. Kraft, Esq.

              (s) "Brokers" means the following brokers who will be paid by Landlord in accordance with a separate agreement: FREDERICK RODDY REALTY and TRIZECHAHN COLONY SQUARE GP LLC and the following brokers who will be paid by Tenant: NONE.

              (t)    "Liability Insurance Amount" means $5,000,000.00.

1.2    EXHIBITS.


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

       The Exhibits listed below are attached to and incorporated in this Lease. In the event of any inconsistency between such Exhibits and the terms and provisions of this Lease, the terms and provisions of the Exhibits will control. The Exhibits to this Lease are:

       Exhibit A        -      Plan Delineating the Premises
       Exhibit A-1      -      Offer Area #1
       Exhibit A-2      -      Site Plan
       Exhibit A-3      -      Legal Description of Land
       Exhibit B        -      Possession and Building Improvements Agreement
       Exhibit B-1      -      Base Building Improvements
       Exhibit B-2      -      Estimated Tenant Construction Schedule
       Exhibit B-3      -      Building Rendering
       Exhibit B-4      -      Base Building Sample Floor Plate
       Exhibit B-5      -      Adjustment Area Schedule
       Exhibit C        -      Occupancy Estoppel Certificate
       Exhibit D        -      Rules and Regulations
       Exhibit E        -      Cleaning Standards
       Exhibit F        -      Parking
       Exhibit G        -      [Intentionally Deleted]
       Exhibit H        -      Form of Estoppel Certificate
       Exhibit I        -      Form of SNDA
       Exhibit J        -      Arbitration
       Exhibit K        -      Standby Letter of Credit

1.3    ADDITIONAL DEFINITIONS.

       In addition to those terms defined in Section 1.1 and other sections of this Lease, the following defined terms when used in this Lease have the meanings indicated:

              (a)    "Additional Rent" means the Rent payable according to
       Section 4.2.

              (b) "Affiliate" shall mean with respect to a Person (as defined in subsection 1.3(m) (i) any Person which directly or indirectly controls, is controlled by, or is under common control with Tenant, (ii) any Person resulting from the merger or consolidation of Tenant, or (iii) any Person which acquires all or substantially all of the assets of Tenant as a going concern of the business that is being conducted on the Premises, provided that such transferee assumes in full the obligations of Tenant under the Lease. For purposes of the foregoing, the term "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

              (c) "Building Business Hours" means the hours from 8:00 a.m. to 7:00 p.m. on Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturday, excluding New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other such legal holidays as are generally recognized from time to time by the owners of first class buildings that are similar to the Office Tower in the Buckhead, Atlanta, Georgia market area, provided that no more than two (2) additional holidays shall be recognized by Landlord during the Term of the Lease (collectively, "Holidays").

              (d) "Common Areas" means certain interior and exterior common and public areas located on the Land and in the Building as may be designated by Landlord for the non-exclusive use in common by Tenant, Landlord and other tenants, and their employees, guests, customers, agents and invitees. If either the Office Tower or the Garden Space is connected to other buildings by underground tunnels or elevated bridges over public streets, Common Areas will include such bridges and tunnels; provided, however, that Landlord and owners of such other buildings will have the right in their sole discretion to adopt rules and regulations relating to bridge and tunnel use. Common Areas shall include, at a minimum, the Parking Facility, all pedestrian walkways and patios, landscaped areas, sidewalks, service drives, restrooms, stairways, decorative malls, plazas, throughways, loading areas, entrances, exits, driveways and roads, all substantially as depicted on the Site Plan attached as Exhibit A-2 hereto. Landlord hereby agrees not to make any material modifications to the main interior entrance lobby to the Office Tower or the Parking Facility or to any walkways, tunnels, driveways or roadways providing access to the Building or the Parking Facility, or any to the other, without first obtaining Tenant's express written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the limitation provided in the immediately preceding sentence, Landlord shall be permitted to make alterations to the Common Areas without the consent of Tenant provided such alterations are in keeping with the original plan of the Building and Common Areas.

              (e) "Construction Administration Fee" means for all work performed in the Premises, except any initial buildout of the Premises as set forth in Exhibit B, whether performed by Landlord or Tenant, Tenant shall pay to Landlord the following fee:

                     General Contractor - if Landlord is the general contractor for the project and is performing the work and/or contracting with the subtrades on Tenant's behalf, the fee shall be negotiated by the parties at the time of contract.

                     Project Administration - for all projects where Landlord is not the General Contractor, a project administration fee will be charged to cover Landlord's service plan review and design and construction coordination at the following rates: (i) $150.00 per hour for professional review and
                     (ii) $75.00 per hour for administrative oversight. In no event shall the total cost of said project administration fee per project exceed three percent (3%) of the total project cost.

              (f) "Expenses" means the aggregate of (i) [intentionally deleted]; (ii) any and all costs (other than those expressly excluded below) accrued during each Fiscal Year according to generally accepted accounting principles consistently applied for operating, managing, administering, equipping, securing, protecting, repairing, replacing, renewing, cleaning, maintaining, decorating, inspecting, and providing water, sewer and other energy and utilities to the Land, Complex, Building and Common Areas (including, without limitation, the cost of maintaining any athletic or recreational club, provided the expenses for such club were included on a comparable basis in the Base Year Expenses);
       (iii) administrative fees not to exceed three percent (3%) of gross rents (provided that if Landlord elects to use the services of a managing agent, Expenses will include, instead of administrative fees, management fees calculated in the same manner, and subject to the same limitations, as administrative fees); (iv) fees and expenses (including reasonable attorney's fees) incurred in contesting the validity of any Laws that would cause an increase in Expenses; (v) occupancy costs associated with that portion of the Complex management office attributable to the management of the Building (including rent at market rates (provided the size of that portion of the space associated with the management office does not exceed 1,500 rentable square feet) but excluding all such costs attributable to any space occupied or used in connection with development activities in the Complex or leasing or constructing improvements to the space in the Complex); (vi) capital expenses made by reason of insurance requirements and costs (whether capital or not) that are incurred in order to conform to changes subsequent to the Date in any Laws or that are reasonably and in good faith intended to reduce Expenses or the rate of increase in Expenses (such costs will not be included in Expenses for the Base Year and will otherwise be charged to Expenses in annual installments over the useful life of the items for which such costs are incurred together with interest at Landlord's actual financing cost, not to exceed the Prime Rate (as defined herein) [in the case of costs incurred in order to achieve savings in Expenses, or in the rate of increase in Expenses, Landlord shall reasonably demonstrate that such costs shall provide a savings or reduce the rate of increase in Expenses during the Term and the amount charged to Expenses in any Fiscal Year shall include only that portion of the amortized cost of the Expense realized by savings, as reasonably estimated by Landlord]. Expenses will not include (1) mortgage principal or interest; (2) ground lease payments; (3) leasing commissions; (4) costs of advertising space for lease in the Complex; (5) costs for which Landlord is reimbursed by insurance proceeds or from tenants of the Complex (other than such tenants' regular contributions to Expenses); (6) any depreciation or capital expenditures (except as expressly provided in clause (vi) above);
       (7) legal fees incurred for negotiating leases or collecting rents; (8) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord's financial condition; (9) costs of operating, repairing or maintaining the parking facilities serving the Complex; (10) costs incurred for or in connection with leasing, renovating, or improving space to or for tenants of the Building, including without limitation broker commissions, leasing commissions, tenant inducement payments, leasehold improvement and/or decorating costs and "take-over" expenses with respect to space in another building or the cost of any work furnished by Landlord without charge as an inducement for Tenant to lease space (i.e. free rent, improvement allowances); (11) wages and salaries of management or supervisory personnel above the level of Building Manager, except that such costs for the General Manager of the city in which the Building is located may be included to the extent equitably allocable thereto and such costs are included in Base Year Expenses; (12) costs incurred for services provided to Tenant or other tenants of the Building which are reimbursed by Tenant or other such tenants or other third parties as above standard services, with the effect that Tenant is not substantially and materially subsidizing extraordinary services provided to other tenants of the Building; (13) the cost of correcting defects in the design, construction or initial equipping of the Building (but not the costs of normal wear and tear); (14) the cost of complying with any Laws enacted prior to the Date of this Lease; (15) costs for which Landlord is reimbursed by insurance proceeds, condemnation proceeds, third parties (including warranties) or from tenants of the Building (other than such tenants' regular contributions to Expenses); (16) costs, including attorney's fees, directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred solely for the purpose of reporting Landlord's financial condition and disputes regarding the maintenance and operation of said entity; (17) any fee or expenditure payable by Landlord to any affiliate, partner, director, officer or shareholder of Landlord, to the extent that such fee or expenditure exceeds that amount which would be payable in the absence of such relationship (other than the management fee set forth above); (18) costs of advertising space for lease in the Building or Building promotional or entertainment expenses to the extent such expenses are unique, one-of-a-kind parties or gifts for a specific tenant, prospective tenant, vendor or other third party, signage identifying Landlord, the Building manager or a tenant, but excluding any Building newsletter or seasonal/holiday decorations; (19) costs arising out of the gross negligence or intentional misconduct of Landlord or anyone for whom Landlord is legally responsible; (20) costs of selling, syndicating, financing, mortgaging or transferring any of Landlord interest(s) in the Building, Land or Complex; (21) costs incurred due to the violation or failure of Landlord to timely comply with or pay amounts due as required by Laws or with respect to any contractual requirement, except for interest which may accrue on delinquent payments during the pendency of any good faith contest of same and except to the extent that such failure is caused by Tenant's failure to timely comply with the terms of this Lease; (22) structural repairs (but not including the roof); (23) general overhead and reserves; (24) costs incurred by Landlord in securing any initial governmental approvals to construct and/or operate the Building, including, without limitation, any impact fees, development fees, dedications, or other similar fees or charges paid to any governmental authority in connection with any such construction and/or operation; (25) the cost of removing, maintaining or monitoring any Hazardous Substances (as defined in Section 6.2) or the cost and expense of complying with federal, state or local regulations regarding same except to the extent such condition is caused by Tenant;
       (26) the cost of constructing, installing, operating or maintaining any special service or facility such as an observatory, broadcasting facility, luncheon club (but not including any athletic or recreational club); (27) payments for rental items, the cost of which would constitute a capital expenditure if such items were purchased; (28) costs for initial sculptures, paintings and other objects of art located in the interior or on the exterior of the Building immediately adjacent thereto (but not including the repair and maintenance of such art items); (29) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, other than compensation paid such persons for services related to the management or operation of the Complex; (30) fees of costs assessed as a condition for the right or privilege of development of the Complex, or any portion thereof, including, but not limited to, impact fees, building permit fees or other governmental fees, assessments or charges which are incurred or levied as a result of the development or expansion of the Complex; and (31) any costs incurred by Landlord in correcting any latent or structural defects in the Base Building or Base Building structure (excluding the roof).

              For the Base Year and each Fiscal Year during the Term, the amount by which those Expenses that vary with occupancy (such as cleaning costs and utilities) would have increased had the Complex been ninety-five percent (95%) occupied and operational and had all Complex services been provided to all tenants will be reasonably determined and the amount of such increase will be included in Expenses for such Fiscal Year. Furthermore, if a new type of expense is incurred after the Base Year, and the first full Fiscal Year's expense for such item exceeds $25,000, such first full Fiscal Year's expense shall be added to the Expenses for the Base Year commencing with the first full Fiscal Year that such expense is included as an Expense, so that Tenant shall only be required to pay subsequent increases in such expense.

              Landlord and Tenant acknowledge that certain of the costs of management, operation, maintenance, repair and security of the Complex from time to time may be allocated among and shared by the owners of two or more of the buildings or developable sites in the Complex (including the Building) and between two or more properties owned by Landlord in the Atlanta region. The determination of such costs and their allocation shall be made by Landlord on an equitable basis in accordance with generally accepted accounting principles, consistently applied. Accordingly, the term "Expenses," as used in this Lease, from time to time shall include some costs, expenses and taxes enumerated above which were incurred with respect to common facilities in the Complex or other buildings owned by Landlord in the Atlanta region, but which are allocated to and shared by the Building and other buildings and developable sites in accordance with the foregoing. Notwithstanding the foregoing, where Landlord allocates such costs to the Building, the costs so allocated must be clearly identified on Landlord's operation expense statements to Tenant, and the rationale and the underlying method of allocation must be set forth in reasonable detail. Tenant reserves the right to challenge the propriety of all allocated costs in accordance with the terms and conditions of Section 4.6 herein.

              (g)    "Fiscal Year" means the calendar year.

              (h) "Force Majeure" means any acts of God (which, for this purpose, shall not include adverse (but not catastrophic) weather conditions except to the extent such adverse weather conditions were of such a nature as to cause an actual delay in Landlord's Work and occurred in excess of the normal and customary number of days of adverse weather for the entire construction period of the Building), governmental restriction, strikes, labor disturbances, shortages of unusual materials or supplies or shortages of standard materials and supplies to the extent such materials or supplies are unavailable due to other Force Majeure events, or any other cause or event beyond the parties' reasonable control (but not because of insolvency, lack of funds or other financial cause), by which either party is hindered or prevented from performance of any act under this Lease, then performance of such act shall be excused for the period during which such performance is rendered impossible; and time for performance shall be extended accordingly. However, Force Majeure shall not relieve either party from any obligation under this Lease. No such delay shall constitute an actual or constructive eviction in whole or in part, or entitle Tenant to any abatement or diminution of rents or other charges due, or impose any liability upon Landlord or its agents because of inconvenience to Tenant or injury to or interruption of

       Tenant's business. Notwithstanding the foregoing: (i) with respect to Landlord's and Tenant's construction obligations under Exhibit B to this Lease, no delay described above in this subsection (h) shall be effective to delay a party's construction obligation unless such delayed party notifies the other party of the delay within ten (10) business days of the day such delayed party had actual knowledge of the event giving rise to such delay; and (ii) no delay described in this subsection (h) shall be permitted in connection with delays caused by Laws in effect on the Date or the implementation of same (provided such delay is not attributable to any misfeasance committed by any governmental entity, in which event, such delay shall be considered an event of Force Majeure).

              (i) "Land" means the real property described in Exhibit A-3 attached hereto, less any portions that may be conveyed separately from the Building by Landlord from time to time.

              (j) "Laws" means any and all present or future federal, state or local laws, statutes, ordinances, codes, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction.

              (k) "Lease Year" means each successive period of 12 calendar months during the Term, ending on the same day and month (but not year, except in the case of the last Lease Year) as the day and month on which the Expiration Date will occur. If the Commencement Date is not the first day of a month, the first Lease Year will be greater than 12 months by the number of days from the Commencement Date to the last day of the month in which the Commencement Date occurs.

              (l) "Parking Facility" shall mean the parking structure constructed or intended to be constructed solely for the benefit of the Building (as shown and labeled on the Site Plan). The term "Parking Facility" also includes any connecting walkways, covered walkways or other means of access to the Building from the parking structure or lots and Surface Parking (as defined in Exhibit F).

              (m) "Person" means an individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other form of entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of the foregoing.

              (n) "Prime Rate" means the rate of interest announced from time to time by Citibank, N.A., or any successor to it, as its prime rate. If Citibank, N.A. or any successor to it ceases to announce a prime rate, Landlord will designate a reasonably comparable financial institution for purposes of determining the Prime Rate. If more than one Prime Rate is announced by Citibank, N.A. or its successor, then Landlord shall designate the applicable Prime Rate.

              (o) "Rent" means the Base Rent, Additional Rent and all other amounts required to be paid by Tenant under this Lease.

              (p) "Site Plan" means the site plan for the Complex attached as Exhibit A-2 to this Lease, as the same may be modified as part of the Plans described in Exhibit B.

              (q) "Taxes" means the amount actually incurred or accrued during each Fiscal Year according to generally accepted accounting principles, consistently applied, for that portion of the following items that is allocable to the Land and Building: all ad valorem real and personal property taxes and assessments, special or otherwise, levied upon or with respect to the Land or Building, the personal property used in operating the Building, and the rents and additional charges payable by tenants of the Building, and imposed by any taxing authority having jurisdiction; all taxes, levies and charges which may be assessed, levied or imposed in replacement of, or in addition to, all or any part of ad valorem real or personal property taxes or assessments as revenue sources, and which in whole or in part are measured or calculated by or based upon the Land or Building, the leasehold estate of Landlord or the tenants of the Building, or the rents and other charges payable by such tenants; capital and place-of-business taxes, and other similar taxes assessed relating to the Building; and any reasonable expenses incurred by Landlord in attempting to reduce or avoid an increase in Taxes, including, without limitation, reasonable legal fees and costs. Taxes will not include income, transfer, use, gift, excise, intangibles, capital stock, estate, succession, inheritance or franchise taxes of Landlord or other tax imposed upon or measured by Landlord's income or profit. For purposes of determining Taxes for any Fiscal Year, if any assessment is payable in installments, Landlord and Tenant agree that, for purposes of this Lease, only such installments (inclusive of any interest chargeable thereon by the assessing authority of such assessment) that would have been due during such Fiscal Year, as and when such installment would have become due and payable, had Landlord elected to pay such assessment over the maximum number of installment periods permitted by the assessing authority shall be included in Taxes for such Fiscal Year, regardless of whether Landlord in fact so elects to pay the assessment in installments. Notwithstanding the foregoing, If at any time during the term of this Lease, the present method of taxation shall be changed so that in lieu of the whole or any part of taxes, assessment or governmental charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents for the present or any future building or buildings on the premises, then all such taxes, assessments, levies or charges or the part thereof so measured or based, shall be deemed to be included within the term "Taxes" for the purposes hereof, but only if such taxes, assessments, levies or charges are imposed on owners of real property and then only to the extent the clear legislative intent of such taxes is that they be assessed in lieu of other Taxes required to be paid by Tenant hereunder.

              The term "Office Tower Taxes" for any Fiscal Year shall mean eighty-seven percent (87%) of the total Taxes for such Fiscal Year. Notwithstanding the foregoing, in the event the Land is subdivided into two (2) tax parcels, one (1) for the Office Tower and related Common Areas and one (1) for the Parking Facility and related Common Areas, Taxes for the Office Tower tax parcel will be allocated one hundred percent (100%) to the

       Office Tower and Taxes for the Parking Facility tax parcel will be allocated between the Office Tower and the Garden Space on an equitable basis, based on the relative values of the Garden Space and the other portions of the Parking Facility not included in the Garden Space.

              Base Year Taxes shall include Taxes the first tax year of the Lease Term (the "Base Tax Year") during which the Building is 100% fully assessed and 100% fully taxed as a 100% completed structure (excluding tenant improvements, which will be taken into account as part of the "grossing up" of Taxes and Expenses if the Building is not at least 95% occupied). The inclusion of Tenant's obligations with respect to Taxes in this Lease is intended to assure that Tenant pays Tenant's Share of increases in Taxes due to increases in tax rates and assessments of the Building, the Common Areas and the Land. It is also intended that the Base Rent shall include Taxes applicable to the Land and the fully completed Building and Common Areas at normal tax rate and assessment levels as of the Base Tax Year. Accordingly:

              (i) Tenant shall not be responsible for any increase in Taxes which results solely from the creation of additional rentable area on the Land or in the Building.

              (ii) If Landlord contests the assessment for Tenant's Base Tax Year, then Landlord, at Landlord's sole cost and expense, shall take reasonable steps to contest the assessment in later tax years as well. As long as Tenant leases more than fifty percent (50%) of the Building, if at any time during the Lease Term Landlord has chosen not to contest the Taxes for a Fiscal Year, Tenant may, at Tenant's option, and at its expense, bring appropriate proceedings in Landlord's name or in Tenant's name or both for contesting any assessment for such Fiscal Year during the Lease Term. Tenant shall notify Landlord of Tenant's intention to contest the Taxes, and Landlord shall have the option of being included in the process. The net amount of Taxes recovered as a result of such proceedings (e.g., the amount recovered after payment of all sums necessary to attain such recovery) shall be shared between Landlord and Tenant, with Tenant receiving Tenant's Share thereof; however, in no event shall Tenant's amount received exceed the amount which Tenant contributed to the payment of the subject Taxes. Landlord shall cooperate with Tenant with respect to the proceedings so far as is reasonably necessary.

              (iii) Any increase in Taxes for the Building or the Land resulting from a refinancing or sale of the Building or the Land in a transaction between Affiliates which results in an artificially inflated value shall be added to the Base Year Expenses.

2.     GRANT OF LEASE.

2.1    DEMISE.

       Subject to the terms, covenants, conditions and provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the non-exclusive right to use the Common Areas, for the Term.

2.2    QUIET ENJOYMENT.

       Landlord covenants that during the Term Tenant will have quiet and peaceable possession of the Premises, subject to the terms, covenants, conditions and provisions of this Lease, and Landlord will not disturb such possession except as expressly provided in this Lease.

2.3    LANDLORD AND TENANT COVENANTS.

       Landlord covenants to observe and perform all of the terms, covenants and conditions applicable to Landlord in this Lease. Tenant covenants to pay the Rent when due, and to observe and perform all of the terms, covenants and conditions applicable to Tenant in this Lease.

3.     TERM.

3.1    COMMENCEMENT DATE.

       "Commencement Date" means the first day of the Term, which will be the date that is fourteen (14) days after the date on which Landlord has given Tenant notice that the Improvements (as defined in Exhibit B) and the Tenant Leasehold Improvements (as defined in Exhibit B) are Substantially Completed (as defined in Exhibit B); provided, however, that such notice shall not be effective unless the Improvements and the Tenant Leasehold Improvements are, in fact, Substantially Completed at the time such notice is given.

3.2    EARLY OCCUPANCY.

       Tenant has no right to enter the Premises until Landlord tenders possession; provided, however, that Landlord will be obligated to tender possession of the Premises to Tenant for the fourteen (14) days immediately preceding the Scheduled Commencement Date ("Tenant's Early Entry Period"), and provided, further, Landlord hereby gives permission for Tenant to enter the Premises prior to Tenant's Early Entry Period, so that Tenant may do such work as may be required to prepare the Premises for Tenant's occupancy, including the installation of cabling, telephone equipment, furniture, computer and other office systems. If Tenant so enters the Premises prior to the Scheduled Commencement Date, Tenant shall adopt a construction schedule consistent with the Landlord's construction schedule and will work in harmony with Landlord and will not interfere with or delay the performance of Landlord's Work, or with the work of any other tenant or occupant of the Building. All acts of any of Tenant's contractors, subcontractors or laborers are the responsibility of Tenant. In addition, any such access shall be consistent with generally accepted construction practices and in accordance with any and all applicable regulatory requirements, but Landlord agrees to make reasonable good faith efforts to afford Tenant such access in accordance with the foregoing. At all times while Tenant is in occupancy of the Premises prior to the Scheduled Commencement Date for the above stated purposes, Tenant will be subject to and will comply with all of the terms and provisions of the Lease, except that no Base Rent or Additional Rent will be payable by Tenant prior to the Scheduled Commencement Date. If at any time such access causes or threatens to cause disharmony or interference, including labor disharmony, Landlord will have the right to require such appropriate corrective measures as will eliminate such condition with respect to Landlord's work in the Building or Complex. Tenant shall have the right to use the freight elevator and Building loading dock after reasonable notice to Landlord, without charge therefor. In addition to the foregoing, during Tenant's Early Entry Period, Landlord and Tenant shall cooperate in good faith to ensure that Tenant's activities within the Premises continue without interruption, and in the event any such other activities cause or threaten to cause disharmony or interference, including labor disharmony, with respect to Tenant's activities within the Premises, Landlord will act promptly to assure that Tenant's work continues unimpeded.

3.3    DELAYED OCCUPANCY.

              (a) If, due to Force Majeure, Landlord fails to tender possession of the Premises to Tenant on or before the Scheduled Commencement Date, Landlord will not be in default or liable in damages to Tenant, nor will the obligations of Tenant be affected, provided, however, that the Commencement Date will be extended automatically by one day for each day of the period after the Scheduled Commencement Date to the day on which Landlord tenders possession of the Premises to Tenant less any portion of that period attributable to Tenant's Delays as more particularly described in Exhibit B. Both Landlord and Tenant agree to cooperate with each other in good faith to meet the dates of performance specified on the Construction Schedule attached hereto as Exhibit B-2. The failure to meet the task dates specified in the Construction Schedule as a result of either party's inability to perform, cooperate or provide information or approvals necessary shall also be considered either a Tenant Delay or Landlord Delay (both as more particularly described in Exhibit B attached hereto), as applicable. If, for any reason, the date of Substantial Completion of the Tenant Leasehold Improvements (as more particularly described in Exhibit B attached hereto) occurs after the Scheduled Commencement Date and the aggregate number of days of delay beyond the Scheduled Commencement Date exceed the aggregate number of days attributable to Tenant Delay and Force Majeure, Landlord shall reimburse Tenant for such delay as follows:

              (i) If the Commencement Date is delayed during the period beginning September 1, 2001 through September 30, 2001, then:

                     (A) Landlord agrees to pay to Tenant on September 1, 2001, the amount by which (x) any holdover rent and additional rent resulting from Tenant's continued occupancy pursuant to its lease ("Existing Lease") at Lenox Towers, 3390 Peachtree Road, Atlanta, Georgia ("Existing Space") for the month of September, 2001 exceeds (y) the fixed rent and additional rent payable for Tenant's Existing Lease of the Existing Space for the month of August, 2001.

                     (B) Landlord shall be responsible for (1) any consequential and indirect damages [which Tenant is obligated to pay to the landlord of its Existing Space] and any defense costs incurred by Tenant in defending any action brought by the landlord under its Existing Lease resulting from Tenant's failure to vacate the Existing Space upon the expiration date of its Existing Lease, and
                     (2) any fixed rent, additional rent and relocation costs, if any, for September, 2001 resulting from Tenant's occupancy of space other than the Existing Space ("Relocation Space") as a result of an actual or threatened dispossessory action that are in excess of the fixed rent and additional rent payable under Tenant's Existing Lease for August, 2001, and (3) fixed rent and additional rent payable under Tenant's Existing Lease for up to eighteen
                     (18) days following the Commencement Date to the extent not paid pursuant to clause (A) above. Tenant hereby agrees to mitigate its damages resulting from any such delay. In addition to the foregoing, if Tenant is required to occupy space other than the Existing Space as a result of an actual or threatened dispossessory action, Tenant shall notify Landlord and Landlord shall reasonably control the terms and conditions under which Tenant selects, negotiates, and moves to any such alternative space.

              (ii) If the Commencement Date is delayed after September 30, 2001, then:

                     (A) On October 1, 2001 and on the first (1st) day of each calendar month thereafter until the Commencement Date occurs, Landlord shall pay to Tenant the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), not as a penalty, but as liquidated damages for any costs incurred by Tenant as a result of such delayed delivery of the Premises after September 30, 2001 (it being agreed that Tenant's actual damages would be difficult or impossible to ascertain and that such sum or sums constitute a reasonable pre-estimate of such damages). For example, if the Commencement Date is delayed until November 10, 2001, such liquidated damages would be $500,000 of which $250,000 would be payable on October 1, 2001 and $250,000 would be payable on November 1, 2001.

                     (B)    In addition to the liquidated damages described in
                     (A) above, Landlord shall also be responsible for consequential and indirect damages resulting from Tenant's failure to vacate the Existing Space upon its Existing Lease expiration date due to Landlord's failure to deliver the Premises to Tenant on or prior to October 1, 2001 [which Tenant is obligated to pay the landlord of its Existing Space and any reasonable defense costs incurred by Tenant in defending any action brought by the landlord under its Existing Lease resulting from Tenant's failure to vacate the Existing Space upon the expiration date of its Existing Lease].

              (b) If Landlord does not tender possession of the full Premises to Tenant on or before the date six (6) months after the Scheduled Commencement Date (plus any period of delay caused by Force Majeure and/or Tenant's Delays as described in Exhibit B),

       Tenant will have the right to terminate the Lease by delivering notice of the termination to Landlord not more than thirty (30) days after the expiration of such six (6) month period. Upon a termination pursuant to the foregoing sentence, each party will, upon the other's request, execute and deliver an agreement in recordable form containing a release and surrender of all right, title and interest in and to the Lease; neither Landlord nor Tenant will have any further obligations to each other; and Landlord will refund to Tenant any sums paid to Landlord by Tenant in connection with the Lease, and will return to Tenant any letter of credit provided by Tenant to Landlord pursuant to this Lease. Such postponement of the commencement of the Term, termination and refund right, and, if applicable, payment of the other amounts described above, will be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of Landlord's failure to tender the Premises by the Scheduled Commencement Date.

3.4    SURRENDER.

       Upon the expiration or other termination of the Term, Tenant will immediately vacate and surrender possession of the Premises in good order, repair and condition, except for ordinary wear and tear, damage due to casualty or condemnation and repairs required to be performed by Landlord or otherwise due to Landlord's failure to perform its obligations under this Lease. Upon the expiration or other termination of the Term, Tenant agrees to remove (a) all changes, additions and improvements to the Premises the removal of which Landlord requested or approved according to Section 9.1 at the time Landlord consented to their installation, and (b) all of Tenant's trade fixtures, office furniture, office equipment and other personal property other than Tenant's wiring and cabling. Tenant will pay Landlord on demand the cost of repairing any damage to the Premises or Building caused by the installation or removal of any such items. Any of Tenant's property that Tenant is obligated to remove but remains in the Premises will be conclusively deemed to have been abandoned by Tenant and may be appropriated, stored, sold, destroyed or otherwise disposed of by Landlord without notice or obligation to account to or compensate Tenant, and Tenant will pay Landlord on demand all reasonable costs actually incurred by Landlord relating to such abandoned property.

3.5    HOLDING OVER.

       Tenant understands that, except as herein expressly provided, it does not have the right to hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant's failure to vacate the Premises and deliver possession to Landlord as required by this Lease. Notwithstanding the foregoing, Tenant may hold over after the Expiration Date for a period of up to six (6) months ("Permitted Holdover Period") by providing Landlord with one hundred and eighty (180) days advance notice prior to the expiration of the Lease Term or any renewal thereof. During the Permitted Holdover Period Tenant shall pay a monthly Base Rent, payable in advance, equal to one hundred fifty percent (150%) of monthly Base Rent payable during the last year of the Term or any renewal thereof, and Tenant will be bound by all of the other terms, covenants and agreements of this Lease, including Additional Rental, as the same may apply to a month-to-month tenancy. Tenant may, upon forty
       (40) days advance notice to Landlord given at any time during the Permitted Holdover Period, terminate such Permitted Holdover Period as of the last day of a calendar month. If Tenant holds over after the Expiration Date without notice to Landlord or beyond the Permitted Holdover Period, Tenant will be deemed a tenant at sufferance, at a daily Base Rent, payable in advance, equal to 200% of the Base Rent and Additional Rent per day payable during the last year of the Term, and Tenant will be bound by all of the other terms, covenants and agreements of this Lease, as the same may apply to a tenancy at sufferance. No such hold over by Tenant shall operate to extend the Term of this Lease; no payments of money by Tenant to Landlord after the expiration or earlier termination of this Lease shall reinstate, continue or extend the Term of this Lease; and no extension of this Lease after the expiration or earlier termination thereof shall be valid unless and until the same shall be reduced to writing and signed by both Landlord and Tenant. In addition to the foregoing, if Tenant holds over after the Expiration Date without notice to Landlord or beyond the Holdover Period and Landlord elects to cause Tenant to be ejected from the Premises through judicial process and without in any way limiting Landlord's rights under herein, Tenant agrees that Landlord will not be required to deliver Tenant more than one (1) days' advance notice to vacate prior to Landlord's filing of dispossessory suit.

4.      RENT.

4.1    BASE RENT.

       Commencing on the Commencement Date and then throughout the Term, Tenant agrees to pay Landlord Base Rent according to the following provisions. Base Rent during each Lease Year (or portion of a Lease Year) will be payable in monthly installments in the amount specified for such Lease Year (or portion) in Section 1.1(i), in advance, on or before the first day of each and every month during the Term. However, if the Term commences on other than the first day of a month or ends on other than the last day of a month, Base Rent for such month will be prorated on a daily basis for the portion of such month falling within the Term and prior to the expiration or termination thereof.

4.2    ADDITIONAL RENT.

       Tenant agrees to pay Landlord, as Additional Rent, in the manner provided below:

              (a) Determination of Additional Rent. The determination of Additional Rent for the Office Tower Premises and the Garden Space Premises will be made independently as follows:

                            (i) With respect to the Office Tower Premises only, for each Fiscal Year subsequent to the Base Year that contains any part of the Term, Tenant shall pay an amount as Additional Rent equal to the sum of (A) Tenant's Office Tower Share of Expenses of the amount by which Expenses for such Fiscal Year exceed Expenses for the Base Year ("Additional Expenses"), plus (B) Tenant's Office Tower Share of Taxes of the amount by which Office Tower Taxes for such Fiscal Year exceed Office Tower Taxes for the Base Tax Year ("Additional Taxes"); and

                            (ii) With respect to the Garden Space Premises only, for each Fiscal Year (including, without limitation, the Base Year) that contains any part of the

                     Term, Tenant shall pay an amount as Additional Rent equal to the sum of (A) Tenant's Garden Space Share of Expenses of the total Expenses for such Fiscal Year, plus (B) Tenant's Garden Space Share of Taxes of the total amount of Taxes for such Fiscal Year.

              (b) Estimated Payments. Prior to or as soon as practicable after the beginning of each Fiscal Year subsequent to the Base Year, Landlord will notify Tenant of Landlord's estimate of Tenant's Additional Rent for the ensuing Fiscal Year. On or before the first day of each month during the ensuing Fiscal Year, Tenant will pay to Landlord, in advance, 1/12 of such estimated amounts, provided that until such notice is given with respect to the ensuing Fiscal Year, Tenant will continue to pay on the basis of the prior Fiscal Year's estimate until the month after the month in which such notice is given. In the month Tenant first pays based on Landlord's new estimate, Tenant will pay to Landlord 1/12 of the difference between the new estimate and the prior year's estimate for each month which has elapsed since the beginning of the current Fiscal Year. If at any time or times it appears to Landlord that Tenant's Additional Rent for the then-current Fiscal Year will vary from Landlord's estimate by more than 5%, Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year will be based upon the revised estimate.

              (c) Annual Settlement. As soon as practicable after the close of each Fiscal Year, Landlord will deliver to Tenant its statement of Expenses and Taxes for such Fiscal Year, Tenant's Office Tower Share of Additional Expenses and Additional Taxes for such Fiscal Year and Tenant's Garden Space Share of the Expenses and Taxes for such Fiscal Year. If on the basis of such statement Tenant owes an amount that is less than the estimated payments previously made by Tenant for such Fiscal Year, Landlord will either refund such excess amount to Tenant or credit such excess amount against the next payment(s), if any, due from Tenant to Landlord provided that in no instance will there be any credit or refund respecting the Office Tower Premises only below the Base Year amount for Expenses and Taxes. If on the basis of such statement Tenant owes an amount that is more than the estimated payments previously made by Tenant for such Fiscal Year, Tenant will pay the deficiency to Landlord within 30 days after the delivery of such statement. If this Lease commences on a day other than the first day of a Fiscal Year or terminates on a day other than the last day of a Fiscal Year, Tenant's applicable Share of Additional Expenses, Additional Taxes or Expenses (as the case may be) applicable to the Fiscal Year in which such commencement or termination occurs will be prorated on the basis of the number of days within such Fiscal Year that are within the Term.

              (d) Final Payment. Tenant's obligation to pay the Additional Rent and Landlord's obligation to refund or credit any overpayment of Additional Rent provided for in this Section 4.2 which is accrued but not paid for periods prior to the expiration or early termination of the Term will survive such expiration or early termination. Prior to or as soon as practicable after the expiration or early termination of the Term, Landlord shall submit an invoice to Tenant stating Landlord's estimate of the amount by which Tenant's Additional Rent obligation through the date of such expiration or early termination will exceed Tenant's estimated payments of Additional Rent for the Fiscal Year in which such expiration or termination has occurred or will occur. Tenant will pay the amount of any such excess to Landlord, or Landlord will refund any overpayment to Tenant, within forty-five (45) days after the date of Landlord's invoice, provided that in no instance will there be any refund respecting the Office Tower Premises only below the Base Year amount for Expenses and Taxes.

4.3    TERMS OF PAYMENT.

       All Base Rent, Additional Rent and other Rent will be paid to Landlord in lawful money of the United States of America, at Landlord's Billing Address or to such other person or at such other place as Landlord may from time to time designate in writing, without notice or demand and without right of deduction, abatement or setoff, except as otherwise expressly provided in this Lease.

4.4    LATE CHARGE; INTEREST ON LATE PAYMENTS.

       All amounts payable under this Lease by Tenant to Landlord or Landlord to Tenant, if not paid when due, will bear interest from the due date until paid at the lesser of the highest interest rate permitted by law or 5% in excess of the then-current Prime Rate. In addition to any interest owed, Tenant shall also pay a late charge of fifty ($50.00) dollars for processing late payments. Notwithstanding any provisions to the contrary in this Section 4.4, Landlord shall not charge Tenant a late fee or interest under this Section 4.4 with respect to the first two (2) late payments of monthly installments of Rent to be paid by Tenant under this Lease during any twelve (12) month period during the Lease Term, as it may be extended, but during the remainder of that twelve (12) month period, Landlord maintains its right to assess a late fee in accordance with the terms and provisions of this Section 4.4 with respect to any subsequent late payments of Rent to be paid by Tenant under this Lease. In addition to the foregoing, the Landlord may assess a late fee in accordance with the terms and provisions of this Section 4.4 with respect to any subsequent late payments of Rent in the event Landlord has previously given Tenant ten (10) notices that Tenant is late with respect to such payment obligations during the Term of the Lease.

4.5    RIGHT TO ACCEPT PAYMENTS.

       No receipt by Landlord of an amount less than Tenant's full amount due will be deemed to be other than payment "on account", nor will any endorsement or statement on any check or any accompanying letter effect or evidence an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any right of Landlord. Subject to Tenant's option of remaining in the Premises pursuant to the Holdover Period described in Section 3.5, no payments by Tenant to Landlord after the expiration or other termination of the Term, or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, will reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to such payment. After notice or commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under this Lease, and such receipt will not void any notice or in any manner affect any pending suit or any judgment obtained.

4.6    TENANT'S AUDIT RIGHT

       Landlord shall maintain complete and accurate books and records detailing all Expenses and Taxes for not less than the preceding six (6) years. Landlord may keep the books and records at the Building or at Landlord's regional office in Atlanta, Georgia. Within ninety (90) days of Tenant's receipt of Landlord's annual statement and upon thirty (30) days notice, Tenant and/or its representatives (which shall not be compensated on a contingency fee basis for this audit) shall have the right, at Tenant's expense, to examine (but not to copy), and audit during normal business hours, Landlord's books and records pertaining to the Expenses for either or both of the two (2) preceding years to enable Tenant to verify the accuracy thereof. Landlord shall reasonably cooperate with Tenant in any such examination. Any information reviewed by Tenant and/or its representatives shall be kept confidential and may only be disclosed as set forth in Section 26.10. If Tenant in good faith contends an annual statement of Additional Rent indicates noncompliance with the provisions of this Lease or otherwise contains errors, Tenant shall notify Landlord in writing informing Landlord of the amount of the overpayment, and Landlord shall pay such amount within thirty (30) days with interest thereon at the rate specified in Section 4.4 above, unless Landlord in good faith contests such amount. If Landlord in good faith contests such amount, then either Landlord or Tenant shall have the right, upon notice to the other, to initiate the following dispute resolution procedure:
       Tenant and Landlord shall endeavor to reconcile such dispute within thirty (30) days after the notice from Tenant. If the parties are unable to resolve such dispute, they shall jointly select a third, independent party who shall make a final and binding decision within thirty (30) days after being selected. If the parties are unable to agree upon a third party arbitrator, such third party shall be selected in accordance with the rules of the American Arbitration Association as practiced in Atlanta, Georgia. The third party's fee shall be paid by the party against whom such decision is rendered. The cost of Tenant's review shall be borne by the Tenant, except that if it is determined that the Expenses reported by Landlord are in excess of one hundred five (105%) percent of the actual amount of Expenses and Taxes, then if (i) Landlord fails to dispute such finding, or (ii) Landlord agrees with such finding, or (iii) following a dispute of Tenant's audit by Landlord the dispute resolution establishes that Tenant was overcharged by more than 5% as set forth above, then Tenant's reasonable actual costs of said audit shall be payable by Landlord on demand. Any overpayment by Tenant shall be credited to Tenant and any undercharge shall be paid by Tenant as soon as reasonably possible. Except as hereinafter provided respecting a "Material Discrepancy", failure by Tenant to contest or dispute the allocation of Additional Rent within twenty-four (24) months of the date any annual statement for Additional Rent for a Fiscal Year is submitted to Tenant (a) is deemed a waiver of the applicable audit or dispute right and any right to contest the Additional Rent charges (undercharges or overcharges) for the applicable Lease years; (b) is deemed acceptance of the Additional Rent charges as submitted to and reviewed by Tenant; and
       (c) CONSTITUTES FULL RELEASE OF LANDLORD BY TENANT FOR ANY OVERCHARGES of Additional Rent more than two (2) years old. If a review by Tenant discloses a discrepancy in a line item of more than $15,000 for the Fiscal Year being reviewed (a "Material Discrepancy") and (i) Landlord fails to dispute such discrepancy, or (ii) Landlord agrees with such discrepancy, or (iii) following a dispute of Tenant's audit by Landlord the dispute resolution procedure described above confirms such a discrepancy, then Tenant shall have the right to review

       Landlord's records with respect to that line item for the five (5) Fiscal Years immediately prior to the Fiscal Year in which the Material Discrepancy occurred. The foregoing provisions shall survive termination or expiration of the Lease. Tenant shall not be entitled to conduct such an audit if Tenant is otherwise in Default under this Lease.

5.     CONDITION OF PREMISES.

5.1    ACCEPTANCE OF  PREMISES.

       Subject to any provision of this Lease concerning the making of Tenant Leasehold Improvements by Landlord in the Premises (if any), by taking possession of the Premises hereunder, Tenant accepts the Premises as being in good order, condition and repair, and otherwise as is, where is and with all faults, except with respect to punchlist items as provided in Section 5.2, latent defects (per the terms and conditions described in Exhibit B), matters that are within Landlord's maintenance and repair obligations under this Lease, and warranted matters as provided in
       Section 5.3. Except as may be expressly set forth in this Lease, including Exhibit B, Tenant acknowledges that neither Landlord, nor any employee, agent or contractor of Landlord has made any representation or warranty concerning the Land, Building, Common Areas or Premises, or the suitability of either for the conduct of Tenant's business. The Premises do not include any areas above the finished ceiling or below the finished floor covering installed in the Premises or any other areas not shown on Exhibit A as being part of the Premises.

5.2 COMPLETION OF PUNCHLIST. Landlord shall proceed as diligently as reasonably possible to complete or repair any "punchlist" defects listed in the punchlist prepared by Landlord's Representative and Tenant's Representative, but in any event such "punchlist" defects shall be completed within ninety (90) days after the date of Landlord's receipt thereof.

5.3 WARRANTIES. Landlord agrees, at Landlord's expense (and not as an Expense), to obtain and to use reasonable efforts to enforce for the benefit of Tenant, warranties from its contractors and consultants with respect to the construction of the Building, the Parking Facility, the Tenant Leasehold Improvements to the Premises and site improvements against defective workmanship and materials for the period of one (1) year from the Commencement Date. Thereafter, Landlord shall assign to Tenant, and Tenant shall have the benefit of, any and all guarantees of workmanship and materials which it may receive with respect to the Tenant Leasehold Improvements made to the Premises.

6.     USE AND OCCUPANCY.

6.1    USE.

              (a) Tenant agrees to use and occupy the Premises only for the Use described in Section 1.1(f), or for such other purpose as Landlord expressly authorizes in writing, which authorization shall not be unreasonably withheld, conditioned or delayed.

              (b) The use of the Premises permitted under Section 6.1(a) shall not include, and Tenant shall not use, or permit the use of, the Premises or any part thereof for: (i) the offices or business of a governmental or quasi-governmental bureau, department or agency, or (ii) conduct or maintenance of any gambling or gaming activities or any political activities or any club activities, or a school (other than training of Tenant's employees, customers or vendors in the ordinary course of Tenant's business) or employment or placement agency (other than for Tenant conducted in the ordinary course of Tenant's business).

6.2    COMPLIANCE.

              (a) Tenant agrees to use the Premises in a safe, careful and proper manner, and to comply with all Laws applicable to Tenant's use and occupancy of the Premises. If, due to (i) the nature or manner of any use or occupancy of the Premises by Tenant other than the Use, or (ii) a Default by Tenant, Landlord is obligated to make any improvements or alterations to the Building, or change services provided to Tenant, in order to comply with applicable Laws, then Tenant will pay all costs of the required improvements, alterations or changes in services. Before making any such improvements and alterations or changes in services, however, Landlord will give notice of the necessity thereof, and Tenant shall not have any obligation with respect thereto if Tenant responds to such notice within ten (10) days after receipt thereof, indicating Tenant's intention to rectify the condition necessitating such action by Landlord, and thereafter Tenant diligently proceeds to rectify such condition diligently and in a manner reasonably satisfactory to Landlord. Tenant shall have the right to contest, without cost to Landlord, the validity or application of such Law required to be complied with by Tenant or Landlord and may postpone compliance therewith provided such contest does not subject Landlord to criminal prosecution for non-compliance therewith, and further provided Tenant promptly pays all fines, penalties and other costs (and interest thereon) imposed on Landlord as a result of such non-compliance.

              (b) Landlord and Tenant agree that, during the Term, each will comply with all Laws governing, and all procedures established by Landlord for, the use, abatement, removal, storage, disposal or transport of any substances, chemicals or materials declared to be, or regulated as, hazardous or toxic under any applicable Laws ("Hazardous Substances") and any required or permitted alteration, repair, maintenance, restoration, removal or other work in or about the Premises, Building or Land that involves or affects any Hazardous Substances. Each party will indemnify and hold the other and the other's "Affiliates" (as defined in Section 13.1) harmless from and against any and all claims, costs and liabilities (including reasonable attorneys' fees) arising out of or in connection with any breach by such party of its covenants under this
       Section 6.2(b). The parties' obligations under this Section 6.2(b) will survive the expiration or early termination of the Term.

              (c) The parties hereby agree that throughout the Term of this Lease, the Landlord shall be responsible for compliance with the Americans With Disabilities Act of 1990 and all regulations issued by the U.S. Attorney General or other authorized agencies under the authority of such Act ("ADA") in the Common Areas of the Building (including but not limited to elevators) and that Tenant shall be responsible for compliance with the ADA in the Premises. Tenant agrees that in the event it provides any plans or specifications for improvements, alterations or additions to the Premises pursuant to the terms and conditions of this Lease, Tenant shall be obligated to cause such plans to conform to all then applicable requirements of the ADA and shall otherwise cause them to be in accordance with the agreements contained in this Section 6.2(c) and Tenant shall notify Landlord of any particular requirements that Tenant may have to enable Landlord to meet its obligations under this Section 6.2(c). Landlord and Tenant covenant and agree to reimburse and indemnify each other for any expenses incurred by the indemnified party due to the indemnifying party's failure to conform to the requirements of the ADA as agreed to in this Section 6.2(c), including, but not limited to, the cost of making any alterations, renovations or accommodations required by the ADA, or any governmental enforcement agency, or any court, any and all fines, civil penalties and damages awarded resulting from a violation of the ADA and all reasonable legal expenses incurred in defending such claims made under the ADA or in enforcing this indemnification, including, but not limited to, reasonable attorney's fees. Such indemnification shall survive the expiration or termination of this Lease.

6.3    OCCUPANCY.

       Tenant will not do or permit anything which obstructs or interferes with other tenants' rights or with Landlord's providing Building services, or which injures or annoys other tenants. Tenant will not cause, maintain or permit any nuisance in or about the Premises and will keep the Premises free of debris, and anything of a dangerous, noxious, toxic or offensive nature or which could create a fire hazard or undue vibration, heat or noise. If any item of equipment, building material or other property brought into the Building by Tenant or on Tenant's request causes a dangerous, noxious, toxic or offensive effect (including an environmental effect) and in Landlord's reasonable opinion such effect will not be permanent but will only be temporary and is able to be eliminated, then Tenant will not be required to remove such item, provided that Tenant promptly and diligently causes such effect to be eliminated, pays for all costs of elimination and indemnifies Landlord against all liabilities arising from such effect. Tenant will not make or permit any use of the Premises which may jeopardize any insurance coverage, increase the cost of insurance or require additional insurance coverage. If by reason of Tenant's failure to comply with the provisions of this Section 6.3, any insurance premiums are increased, then Landlord may require Tenant to immediately pay Landlord as Rent the amount of the increase in insurance premiums. Notwithstanding the foregoing, Landlord shall not so charge Tenant for any such increase in insurance premiums if Landlord has given Tenant notice thereof and the reason therefor and Tenant responds to such notice within ten (10) days after receipt thereof, indicating Tenant's intention to rectify the condition causing such increase and thereafter Tenant diligently proceeds to rectify such condition in a manner reasonably satisfactory to Landlord.

6.4    COMMON FACILITIES.

       Landlord reserves, for Landlord's exclusive use, any of the following (other than those installed for Tenant's exclusive use) that may be located in the Premises: janitor closets, stairways and stairwells; fan, mechanical, electrical, telephone and similar rooms; and elevator, pipe and other vertical shafts, flues and ducts. Notwithstanding the foregoing, Tenant shall have the right to use all of such areas, including the Building's stairwells for daily intra-office transit and the plenum within the Premises and Common Areas, as well as (subject to Section 6.5 herein) riser conduit within the Building, for Tenant's wiring and cabling and other facilities required for Tenant's operations in the Premises consistent with Tenant's Use thereof. With the exception of Tenant's right of access to the plenum within the Premises, Tenant's right to use all other areas of the Building and Common Areas for the foregoing purposes shall be subject to Landlord's consent, said consent not to be unreasonably withheld, conditioned or delayed.

6.5    SERVICE PROVIDERS.

       Tenant may use any reputable telecommunications, Internet, data transmission and other service providers as Tenant may select for the operation of Tenant's business in the Premises, and such service provider will be afforded access to the Land, the Building, the Building's risers and conduit and Tenant's Premises, at no cost to Tenant (either directly or indirectly by reason of a charge by Landlord to such service provider), subject in each instance to reasonable Rules and Regulations that Landlord may promulgate respecting licensed service providers. To the extent Tenant requires more riser capacity in the Office Tower than a percentage equal to "Tenant's Office Tower Share of Expenses" of the total riser capacity in the Office Tower, Tenant's access to and use of Building's risers, conduits and towers for such extraordinary capacity shall be subject to then current space availability as reasonably determined by Landlord. Tenant's service providers shall not be subject to fees for such access. Tenant, or Tenant's service providers, shall utilize existing risers and distribution systems in the Building, if available, which Landlord hereby agrees to maintain in a first class manner comparable with other similar first class (Class A) office buildings in the Buckhead, Atlanta, Georgia market area.

7.     SERVICES AND UTILITIES.

7.1    LANDLORD'S STANDARD SERVICES.

       During the Term, Landlord will operate and maintain the Building in compliance with all applicable Laws which are not the obligation of Tenant and according to those standards from time to time prevailing for office buildings of similar age, quality and type in the area in which the Building is located. Tenant hereby acknowledges that the services described herein shall be subject to occasional interruption as required for typical maintenance and repair. Landlord will provide the following services according to such standards, the costs of which will be included in Expenses to the extent provided in Section 1.3(f):

              (a) repair, maintenance and replacement of all the exterior and structural elements of the Building, including the exterior windows, the Common Areas, and all general mechanical, plumbing and electrical systems installed in the Building, but excluding those portions of any mechanical, plumbing or electrical systems not constituting a part of the Base Building Improvements attached as Exhibit B-1 hereto and that exclusively serve the Premises, such as (by means of illustration only) supplemental heating, ventilation and air-conditioning ("HVAC") systems, kitchen plumbing and equipment, plumbing for private, supplemental restrooms installed by Tenant in the Premises, and wall plugs and switches within the Premises ("Exclusive Systems").

              (b) heating, ventilating and air conditioning the Premises and Common Areas during Building Business Hours, at temperatures and in amounts as comply with the standards set forth in Exhibit B-1 hereto under normal business operations with "Customary Office Equipment" (as used in this Lease, "Customary Office Equipment" will include typewriters, calculators, dictation recorders, desk top personal computers, small reproduction machines and similar devices and equipment; but will not include data processing or heavy-duty computer or reproduction equipment) subject to compliance with all applicable voluntary and mandatory regulations and Laws. If Tenant requires heating, ventilating or air conditioning for the Premises outside Building Business Hours, Landlord will furnish the same for the hours specified in a request from Tenant (which request will be made at the time and in the manner reasonably designated by Landlord for such requests from time to time), and for this service Tenant will pay Landlord, within 10 days after the date of Landlord's invoice, the hourly rate of $35.00 per hour per floor (which rate may be increased from time to time to include actual cost increases to Landlord in providing such service);

              (c) cold water for small kitchens, hot and cold water for restrooms and water for drinking fountains (excluding water for air conditioning units for exclusive use by Tenant);

              (d) electricity for normal office use in the Premises in accordance with the standards set forth in Exhibit B-1 hereto;

              (e) janitorial services to the Premises and Building Common Areas substantially according to the standards described on Exhibit E, exclusive of Holidays;

              (f) passenger elevators for access to and from the floor(s) on which the Premises are located in accordance with the standards set forth in Exhibit B-1 hereto, during the hours from 8:00 a.m. to 6:00 p.m. on Monday through Friday, excluding Holidays, and 8:00 a.m. to 1:00 p.m. on Saturdays, excluding Holidays. At least one (1) passenger elevator in each elevator bank will be operative at all hours. Landlord shall provide "lock-out" capacity in all elevators serving the Premises, which capacity may be by key, code or card operation, as determined by Landlord, provided such system is reasonably compatible with Tenant's security system. Landlord will program at least one (1) passenger elevator serving the Premises to "park," when not answering an elevator call, at a floor on which the Premises are located as designated by Tenant;

              (g) toilet facilities, including necessary washroom supplies sufficient for Tenant's normal use on each floor on which a portion of the Premises are located;

              (h) electric lighting for all Common Areas that require electric light during the day or are open at night, including replacement of tubes and ballasts in lighting fixtures;

              (i) freight elevator service during all hours. Tenant shall have the right to use the freight elevator and Building loading dock after reasonable notice to Landlord, without charge therefor, subject to other scheduling commitments theretofore made by Landlord with other users of the freight elevator and loading dock;

              (j) replacement of tubes and ballasts in those Building standard lighting fixtures installed in the Premises;

              (k) landscaping on the Land in a condition reasonably comparable with the landscaping maintained at other comparable first class (Class A) office buildings in the Buckhead, Atlanta, Georgia market area;

              (l) window cleaning inside and out at least two (2) times per year;

              (m) a building directory on which Tenant shall be permitted to list its name and the names of any subtenants, as well as Tenant's officers, departments and subsidiaries. Tenant shall be able to utilize not more than Tenant's Share of the listing spaces on the directory;

              (n) security services for the Building, the Common Areas and the Parking Facility consisting of the following:

              (i) Subject to compliance with applicable Laws, Landlord shall install, at Landlord's sole cost, a security system (the "Security System") consisting of a "card-key" access system comparable to other first class office buildings in the Buckhead, Atlanta, Georgia market area. Such Security System must permit the use of the fire stairwells for Tenant's daily intra-office transit, provided that any security devices required by Tenant to control such access shall be installed at Tenant's cost. Tenant may coordinate its security system with Landlord's security system.

              (ii) Landlord will make reasonable efforts, at no cost to Landlord, to coordinate with Tenant during the planning stage of the Building concerning the integration of Landlord's and Tenant's security systems.

              (iii) Landlord shall provide at least two (2) uniformed guards, one of whom shall be stationed in the main entrance lobby and the other of whom shall cruise the Building and the on-site Parking Facility during the times that such services are customarily and generally furnished in comparable office buildings in the Buckhead, Atlanta, Georgia market area. One (1) such guard shall, if available, escort Tenant's employees to/from vehicles in the on-site Parking Facility of the Building upon Tenant's request. Notwithstanding the foregoing, and subject to Tenant's consent, which shall not be unreasonably withheld, conditioned or delayed, Landlord may reduce or discontinue such guard service in response to industry standards or advances in technology.

       Notwithstanding the foregoing, Tenant acknowledges that (x) Landlord and its agents, employees and contractors cannot guaranty the security of the Building, the Common Areas, or the Parking Facility and (y) Landlord shall not be liable to Tenant for the willful misconduct, gross negligence or negligence of other tenants or third parties including, without limitation, vandalism, theft, mysterious disappearances and damage to property or person.

              (o) access to its Premises and the Parking Facility on a 24-hour-per-day basis, although such access may be subject to the Rules and Regulations and Landlord's reasonable security measures; and

              (p) Landlord agrees that at all times during the term of this Lease, as extended, the Premises shall have access to a condenser water loop system, which Landlord shall maintain in proper working condition. Subject to Landlord's reasonable requirements concerning capacity and use of the system, such system shall be available for Tenant to connect its supplemental heating, ventilating and air conditioning (HVAC) equipment thereto (if any) for use during all hours of Tenant's occupancy of the Premises. Tenant shall pay to Landlord a monthly usage charge (the "Usage Charge") for condenser water services provided by Landlord to the Premises at a cost per gallon of condenser water actually used by Tenant at the Premises. The Usage Charge shall reimburse Landlord for its actual cost of providing such service (exclusive of amortization or depreciation costs as long as Tenant's supplemental HVAC system is not providing cooling to a portion of the Office Tower Premises greater than ten percent (10%) of Tenant's Office Tower Premises or to the Garden Space Premises greater than ten percent (10%) of Tenant's Garden Space Premises) and shall not charge Tenant for such service in excess of customary charges to tenants in the Building or other office buildings in the Buckhead, Atlanta, Georgia market area.

7.2    SEPARATE UTILITY SERVICES.

       In addition to the standard services provided according to Section 7.1, Landlord will furnish the following "Separate Utilities" to the extent they are currently available within the Premises using existing Building equipment: electricity for Tenant's use in the Premises in excess of that set forth in Section 7.1 (d) above so long as such use shall not exceed a total connected load of eight (8) watts per rentable square foot in the Premises exclusive of Building standard lighting and HVAC. Tenant will pay separately for the costs of all Separate Utilities consumed within the Premises (and such costs will not be included in Expenses). Except when Tenant pays the utility company directly, Tenant will pay Landlord for the costs of Separate Utilities consumed within the Premises as provided in this Section 7.2. Landlord will invoice Tenant from time to time for such costs, which will be deemed Rent under this Lease, and Tenant will pay the same within thirty (30) days after the date of Landlord's invoice. For the costs of all Separate Utilities so payable by Tenant to Landlord, Landlord will charge Tenant by metering at Landlord's actual average cost as charged by the applicable utility service provider to Landlord for the subject billing period. For purposes of this Section 7.2, from time to time during the Term Landlord may enter the Premises to install, maintain, replace or read meters for Separate Utilities.

7.3    ADDITIONAL SERVICES.

              (a) If Tenant requires electric current, water or any other energy in excess of the amounts provided by Landlord according to Sections 7.1 and 7.2, such excess electric, water or other energy requirements will be supplied only with Landlord's consent, which



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

       consent will not be unreasonably withheld, conditioned or delayed. If Landlord grants such consent, Tenant will pay all costs of meter service and installation of facilities or professional services necessary to measure and/or furnish the required excess capacity. Tenant will also pay the entire cost of such additional electricity, water or other energy so required at Landlord's actual average cost as charged to Landlord by the applicable utility service provider for the subject billing period.

              (b) If Tenant installs any machines, equipment or devices in the Premises that do not constitute Customary Office Equipment and such machines, equipment or devices cause the temperature in any part of the Premises to exceed the temperature the Building's mechanical system would be able to maintain in the Premises were it not for such machines, equipment or devices, then Landlord reserves the right to, after giving Tenant not less than ten (10) days advance notice, to install supplementary air conditioning units in the Premises, unless Tenant responds to such notice within ten (10) days after receipt thereof, indicating Tenant's intention to rectify the condition necessitating such action by Landlord and thereafter Tenant diligently proceeds to rectify such condition in a manner reasonably satisfactory to Landlord. Tenant will pay Landlord all costs of installing, operating and maintaining such supplementary units and throughout the Term will provide preventative maintenance on such supplementary units through continuing contracts with a reputable company and provide to Landlord evidence of said contracts and said maintenance.

              (c) If Tenant requires any janitorial or cleaning services in excess of the amounts provided by Landlord according to section 7.1 (such as cleaning services beyond normal office janitorial services for areas such as kitchens, computer rooms, medical or dental examination rooms or other special use areas), Landlord will provide such excess services to Tenant within a reasonable period after Tenant's request made to Landlord's Building manager ("Property Manager"), provided that such excess services are available from Landlord's regular janitorial or cleaning contractor. Tenant will pay the cost of such excess services at prevailing rates actually charged to Landlord for Landlord's own account. Landlord will also provide, within a reasonable period after Tenant's request made to the Property Manager, at Tenant's cost and to the extent available to Landlord, replacement of bulbs, tubes or ballasts in any non-Building standard lighting fixtures in the Premises.

              (d) Tenant will pay as Rent, within thirty (30) days after the date of Landlord's invoice, all costs which may become payable by Tenant to Landlord under this Section 7.3.

7.4    INTERRUPTION OF SERVICES.

       If any of the services provided for in this Section 7 are interrupted or stopped, Landlord will use due diligence to resume the service; provided, however, no irregularity or stoppage of any of these services not attributable to the negligence or willful misconduct of Landlord or its agents, employees or contractors, or to any breach of this Lease by Landlord, will create any liability for Landlord (including, without limitation, any liability for damages to Tenant's personal property caused by any such irregularity or stoppage), constitute an actual or constructive eviction or, except as expressly provided below, cause any abatement of the Rent payable under this Lease or in any manner or for any purpose relieve Tenant from any of its obligations under this Lease. If, due to reasons other than Force Majeure or Tenant's negligence, any of the services required to be provided by Landlord under this Section 7 should become unavailable and should remain unavailable for a period in excess of 60 hours after notice of such unavailability from Tenant to Landlord, and if such unavailability should render all or any portion of the Premises either substantially unusable or materially substandard for the normal conduct of Tenant's business ("Untenantable"), then commencing upon the expiration of such 60-hour period, Tenant's Rent will equitably abate in proportion to the portion of the Premises so rendered Untenantable for so long as such services remain unavailable. Without limiting those reasons for an irregularity or stoppage of services that may be beyond Landlord's control, any such irregularity or stoppage that does not exceed 90 hours and that is required in order to comply with any Laws will be deemed caused by Force Majeure.

8.     REPAIRS.

8.1    REPAIRS WITHIN THE PREMISES.

       Subject to the terms of Sections 6, 7.1(a), 12 and 14, and except to the extent Landlord is required or elects to perform or pay for certain maintenance or repairs according to those sections, Tenant will, at Tenant's own expense: (a) at all times during the Term, maintain the Premises, all fixtures and equipment in the Premises and those portions of any plumbing or electrical systems that exclusively serve the Premises (excluding the Building core restrooms, mechanical rooms, electrical closets, common area telephone closets, janitorial closets and other service areas) in good order and repair and in a condition that complies with all applicable Laws; and (b) promptly and adequately repair all damage to the Premises and replace or repair all of such fixtures, equipment and portions of the plumbing or electrical systems exclusively serving the Premises (other than those described in clause (a) above) that are damaged or broken, all under the supervision and subject to the prior reasonable approval of Landlord. All work done by Tenant or its contractors (which contractors will be subject to Landlord's reasonable approval, which shall not be unreasonably withheld, conditioned or delayed) will be done in a first-class workmanlike manner using only grades of materials at least equal in quality to Building standard materials and will comply with all insurance requirements and all applicable Laws.

8.2    FAILURE TO MAINTAIN PREMISES.

       If Tenant fails to perform any of its obligations under Section 8.1, and Tenant fails to cure such nonperformance within the cure period set forth in Section 20.1(b) after notice from Landlord, then Landlord may perform such obligations and Tenant will pay as Rent to Landlord the reasonable cost of such performance actually incurred, including an amount sufficient to reimburse Landlord for overhead and supervision, within thirty (30) days after the date of Landlord's invoice. For purpose of performing such obligations, or to inspect the Premises, Landlord may enter the Premises upon not less than one (1) day's prior notice to Tenant (except in cases of actual or suspected emergency, in which case oral notice will suffice or no prior notice will be required if any kind of notice is not possible under the circumstances) without liability to Tenant for any loss or damage incurred as a result of such entry, provided that Landlord will take reasonable steps in connection with such entry to minimize any disruption to Tenant's business or its use of the Premises.

8.3    NOTICE OF DAMAGE.

       Tenant will notify Landlord promptly after Tenant learns of (a) any fire or other casualty in the Premises; or (b) any damage to or defect in the Premises, including the fixtures and equipment in the Premises, the repair of which might be Landlord's responsibility under this Lease.

9.     ALTERATIONS.

9.1    ALTERATIONS BY TENANT.

       Tenant may from time to time at its own expense make changes, additions and improvements to the Premises (individually or collectively referred to as "Alterations") to better adapt the same to its business, provided that any such Alterations (a) will comply with all applicable Laws; (b) will be made only with the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed; (c) will equal or exceed Building standard; (d) will be carried out only by persons selected by Tenant and approved in writing by Landlord (which approval will not be unreasonably withheld, conditioned or delayed); (e) do not exceed or materially affect the capacity, maintenance, operating cost or integrity of the Building's structure or any of its heating, ventilating, air conditioning, plumbing, mechanical, electrical, communications or other systems; and (f) does not alter the exterior of the Building in any way. Notwithstanding the foregoing, Tenant shall have the right to make interior, cosmetic alterations to the Premises and other minor, nonstructural, interior alterations having a cost of less than $25,000 with respect to such alteration or group of related alterations ("Minor Alterations") for its own benefit, and not for the benefit of Landlord, upon notice to Landlord but without first obtaining Landlord's consent provided such alterations do not modify in any respect or otherwise materially affect the Building systems and are otherwise performed in accordance with the terms of this Lease. Tenant will maintain, or will cause the persons performing any such work to maintain, worker's compensation insurance and public liability and property damage insurance (with Landlord named as an additional insured), in amounts, with companies and in a form reasonably satisfactory to Landlord, which insurance will remain in effect during the entire period in which the work will be carried out. If requested by Landlord, Tenant will deliver to Landlord proof of all such insurance. Tenant will promptly pay, when due, the cost of all such work and, upon completion, Tenant will deliver to Landlord, to the extent not previously received by Landlord, evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials. Except as provided in the immediately following sentence, Tenant will pay to Landlord the Construction Administration Fee on all Alterations. Notwithstanding the foregoing, the Construction Administration Fee shall not apply with respect to the original Tenant Leasehold Improvements to the Premises or to any Minor Alterations unless such Minor Alterations require a building permit. Tenant shall pay to Landlord the cost of any modifications to the Building outside the Premises that are required to be made in order to make the Alterations to the Premises, provided such cost is disclosed to Tenant at the time of Landlord's approval of such Alterations. Notwithstanding the foregoing, Landlord shall reserve the right to adjust the cost disclosed to Tenant in the event such cost is increased as a result of a concealed condition or unanticipated event, the presence or likelihood of which Landlord could not have reasonably discovered or anticipated at the time of Tenant's request. Tenant, at its expense, will have promptly prepared and submitted to Landlord reproducible as-built CAD plans of any such change, addition or improvement requiring a building permit upon its completion. All changes, additions and improvements to the Premises, whether temporary or permanent in character, made or paid for by Landlord or Tenant will, without compensation to Tenant, become Landlord's property upon installation. If at the time Landlord consents to their installation, Landlord requests or approves the removal by Tenant of any such Alterations upon termination of this Lease, Tenant will remove the same upon termination of this Lease as provided in Section 3.4. Landlord agrees that it will not require such removal unless the Alteration shall make the cost of renovating the Premises for office use following the expiration or termination of this Lease materially more expensive than if such Alteration had not been made. By way of illustration and not limitation, the installation of raised flooring for a computer room, interconnecting stairwell, additional toilet rooms, non-Building Standard ceilings or healthclub would constitute an Alteration that would make the cost of renovating the Premises following expiration or termination of this Lease materially more expensive, but partitioning, special entry lobby features such as a plaster or sheetrock ceiling (provided ceiling height is maintained at nine (9) feet), special lighting or special partition finishes or surfaces (such as glass block) would not. All other Alterations will remain Landlord's property upon termination of this Lease and will be relinquished to Landlord in good condition, ordinary wear and tear excepted.

9.2    ALTERATIONS AND ENTRY BY LANDLORD.

       Landlord may from time to time make repairs, changes, additions and improvements to the Building, Common Areas and those Building systems necessary to provide the services described in Section 7, and for such purposes Landlord may enter the Premises upon not less than 3 days' prior notice to Tenant (except in cases of actual or suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry, provided that in doing so Landlord will not disturb or interfere with Tenant's use of the Premises and operation of its business any more than is reasonably necessary in the circumstances and will repair any damage to the Premises caused by such entry. Landlord shall use reasonable efforts to avoid interfering with Tenant's business operations, including, if necessary, performing any such work during times other than Tenant's normal business hours. No permanent change, addition or improvement made by Landlord will materially impair access to the Premises or the use thereof by Tenant. In addition, Landlord and its agents, employees and contractors, after reasonable advance notice, shall have the right to enter the Premises during Tenant's normal business hours, without undue interference with the conduct of Tenant's business therein, to inspect and examine the Premises and to exhibit the Premises to prospective purchasers or tenants (but, as to prospective tenants, only during the last twelve months of the Term).




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

10.    LIENS.

       Subject to Landlord's payment to Tenant of the Allowance payable pursuant to Exhibit B, Tenant agrees to pay before delinquency all costs for work, services or materials furnished to Tenant (other than by Landlord) for the Premises, the nonpayment of which could result in any lien against the Land or Building. As long as any such Allowance has been paid pursuant to Exhibit B, Tenant will keep title to the Land and Building free and clear of any such lien. Tenant will immediately notify Landlord of the filing of any such lien or any pending claims or proceedings relating to any such lien of which Tenant has knowledge, and as long as any such Allowance has been paid in accordance with Exhibit B, will indemnify and hold Landlord harmless from and against all loss, damages and expenses (including reasonable attorneys' fees) suffered or incurred by Landlord as a result of such lien, claims and proceedings. In case any such lien attaches, Tenant agrees to cause it to be immediately released and removed of record (failing which Landlord may do so at Tenant's sole expense), unless Tenant has a good faith dispute as to such lien in which case Tenant may deposit a lien transfer bond (if applicable) drawn on a bondsman acceptable to Landlord or deposit with Landlord a bond or other security in an amount reasonably acceptable to Landlord which may be used by Landlord to release such lien. Notwithstanding anything herein to the contrary, the foregoing condition precedent of Landlord's payment of the Allowance shall only apply with respect to liens placed in connection with the initial Improvements for which Landlord is providing the Allowance and shall not apply with respect to any other work, services or materials supplied to Tenant.

11.    INSURANCE.

11.1   LANDLORD'S INSURANCE.

       During the Term, Landlord will provide and keep in force the following insurance:

              (a) commercial general liability insurance relating to Landlord's operation of the Building, for personal and bodily injury and death, and damage to others' property; and

              (b) all risk or fire insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) relating to the Land and Building (but excluding Tenant's fixtures, furnishings, equipment, personal property, documents, files, inventory, stock-in-trade and work products, but including all leasehold improvements in the Premises); and

              (c) loss of rental income insurance or loss of insurable gross profits commonly insured against by prudent landlords; and

              (d) such other insurance (including boiler and machinery insurance) as Landlord reasonably elects to obtain or any Building mortgagee requires.

       Insurance effected by Landlord under this Section 11.1 will be in amounts which Landlord from time to time reasonably determines sufficient or any Building mortgagee requires; will be subject to such deductibles and exclusions as Landlord reasonably determines; will, in the case of insurance under Sections 11.1 (b), (c) and (d), permit the release of Tenant from certain liability under Section 13.1 (as long as such permission may be obtained without material additional cost and without rendering void the protection afforded by the policy); and will otherwise be on such terms and conditions as Landlord from time to time reasonably determines sufficient. Tenant acknowledges that Landlord's loss of rental income insurance policy provides that payments by the insurer may be limited to a period of one year following the date of any damage or destruction and that no insurance proceeds will be payable in the case of damage or destruction caused by an occurrence not included in the policies described in Sections 11.1(b), (c) and (d).

11.2   TENANT'S INSURANCE.

       During the term, Tenant will provide and keep in force the following insurance:

              (a) commercial general liability insurance relating to Tenant's business (carried on, in or from the Premises) and Tenant's use and occupancy, for personal and bodily injury and death, and damage to others' property, with limits of not less than the Liability Insurance Amount for any one accident or occurrence; and

              (b) all risk or fire insurance (including standard extended endorsement perils, leakage from fire protective devices and other water damage) relating to Tenant's fixtures, furnishings, equipment, documents, files, work products, inventory and stock-in-trade on a full replacement cost basis in amounts sufficient to prevent Tenant from becoming a co-insurer and subject only to such deductibles and exclusions as Tenant may reasonably determine; and

              (c) if any boiler or machinery is operated in the Premises, boiler and machinery insurance.

       Landlord and the holder of any Encumbrance of which Landlord has given Tenant notice will be named as an additional insureds in the policy described in Section 11.2(a), which will include cross liability and severability of interests clauses and will be on an "occurrence" (and not a "claims made") form. Landlord and the holder of any Encumbrance will be named as a loss payee, as its interest may appear, in the policies described in Section 11.2(c), and such policies will permit the release of Landlord and the holder of any Encumbrance from certain liability under Section 13.2 (as long as such permission may be obtained without material additional cost and without rendering void the protection afforded by the policy). Tenant will file with Landlord, on or before the Commencement Date and at least 10 days before the expiration date of expiring policies, such copies of either current policies, an insurance binder, Evidence of Insurance (in form Accord 27), a binding certificate or other proofs, as may be reasonably required to establish Tenant's insurance coverage in effect from time to time and payment of premiums. If Tenant fails to insure or pay premiums, or to file satisfactory proof as required, Landlord may, upon a minimum of fifteen (15) days notice (which notice expressly recites Landlord's cure rights in this sentence), obtain such insurance and recover from Tenant on demand any premiums paid.



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12.    DAMAGE OR DESTRUCTION.

12.1   TERMINATION OPTIONS.

       If the Premises or the Building is damaged by fire or other casualty Landlord will, promptly after learning of such damage, notify Tenant in writing within thirty (30) days after the date of the damage of the time necessary to repair or restore such damage, as estimated by Landlord's architect, engineer or contractor. If such estimate states that repair or restoration of all of such damage that was caused to the Premises or to any other portion of the Building necessary for Tenant's occupancy in accordance with similar quality and standards as the specifications attached hereto as Exhibits B and B-1 and the requirements of this Lease cannot be completed within one hundred eighty (180) days from the date of such damage (or within sixty (60) days from the date of such damage if such damage occurred within the last twelve (12) months of the Term), then Tenant will have the option to terminate this Lease. If such estimate states that repair or restoration of all such damage that was caused to the Building cannot be completed within one hundred eighty
       (180) days from the date of such damage, or if such damage occurred within the last twelve (12) months of the Term and such estimate states that repair or restoration of all such damage that was caused to the Premises or to any other portion of the Building necessary for Tenant's occupancy cannot be completed within sixty (60) days from the date of such damage, or if such damage is not insured against by the insurance policies required to be maintained by Landlord according to Section 11.1, then Landlord will have the option to terminate this Lease. Any option to terminate granted above must be exercised by written notice to the other party given within thirty (30) days after Landlord delivers to Tenant the notice of estimated repair time. If either party exercises its option to terminate this Lease, the Term will expire and this Lease will terminate ten (10) days after notice of termination is delivered; provided, however, that Rent for the period commencing on the date of such damage until the date this Lease terminates will fully abate with respect to such portions of the Premises that are Untentantable as a result of such damage. Landlord will be entitled to all proceeds of the insurance policy applicable to any damaged leasehold improvements in the Premises.

12.2   REPAIR OBLIGATIONS.

       If the Premises or the Building are damaged by fire or other casualty and neither party terminates this Lease according to Section 12.1, then Landlord will repair and restore all of such damage with reasonable promptness, subject to delays for insurance adjustments and delays caused by matters beyond Landlord's control. Landlord will have no liability to Tenant and Tenant will not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the estimated time period, provided that Landlord's estimate was made in good faith and Landlord promptly commences and diligently pursues such repairs and restoration to completion, and in any case such repairs are completed within sixty (60) days after that date stated in good faith as the estimated completion date pursuant to Section 12.1 above, as such date may be extended for insurance adjustments and delays caused by matters beyond Landlord's control. If not completed by such date, Tenant may terminate the lease by written notice to Landlord delivered no later than the sixty fifth (65th) day after that date stated as the estimated completion date pursuant to Section 12.1 above. In no event will Landlord be obligated to repair, restore or replace any of the property required to be insured by Tenant according to Section 11.2. In no event shall Rent resume with respect to the Premises prior to the date stated as the estimated completion date pursuant to Section 12.1 above, as such date may be extended for insurance adjustments and delays caused by Force Majeure.

12.3   RENT ABATEMENT.

       If any fire or casualty damage renders the Premises Untenantable and if this Lease is not terminated according to Section 12.1, then Rent will abate beginning on the date of such damage. Subject to the last sentence of Section 12.2, such abatement will end on the date Landlord has substantially completed the repairs and restoration Landlord is required to perform according to Section 12.2 and a certificate of occupancy has been issued for the Premises as fully restored. Such abatement will be in an amount bearing the same ratio to the total amount of Rent for such period as the Untenantable portion of the Premises bears to the entire Premises. Any portion of the Premises not damaged but unusable by Tenant for its business operations, provided it would be unreasonable to expect Tenant to perform its business operations in that portion of the undamaged Premises as a result of such damage, shall be deemed Untenantable. In no event other than Landlord's gross negligence or willful misconduct will Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage, provided however that, to the extent Tenant remains in possession of a portion of the Premises, Landlord will take all reasonable steps to minimize the disruption to Tenant's business and use of such portion of the Premises during the period of repair.

13.    WAIVERS AND INDEMNITIES.

13.1   LANDLORD'S WAIVERS.

       As used in this Section 13, a party's "Affiliates" includes that party's and its Affiliates' partners, ventures, directors, officers, shareholders, agents, servants and employees. Tenant and its Affiliates will not be liable or in any way responsible to Landlord for, and Landlord waives all claims against Tenant and its Affiliates for, any loss, injury or damage that is insured or required to be insured by Landlord under Sections 11.1(b), (c) or (d), regardless of whether or not the proceeds from any such insurance are adequate to compensate Landlord fully for any such loss, injury or damage. Landlord's waivers under this
       Section 13.1 will survive the expiration or early termination of the Term.

13.2   TENANT'S WAIVERS.

       Except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or Landlord's agents, employees or contractors or anyone for whom Landlord is legally responsible, Landlord, its Affiliates and the holder of any Encumbrance will not be liable or in any way responsible for, and Tenant waives all claims against Landlord, its Affiliates and the holder of any Encumbrance for any loss, injury or damage suffered by Tenant relating to (a) loss or theft of, or damage to, property of Tenant; (b) injury or damage to persons or property resulting from fire, explosion, falling plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Building or from any pipes, appliances or plumbing, or from dampness; or (c) damage



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

       caused by other tenants, occupants or persons in the Premises or other premises in the Building, or caused by the public or by construction of any private or public work. Landlord, its Affiliates and the holder of any Encumbrance will not be liable or in any way responsible to Tenant for, and Tenant waives all claims against Landlord, its Affiliates and the holder of any Encumbrance for, any loss, injury or damage that is insured or required to be insured by Tenant under Sections 11.2(b) or
       (c), regardless of whether or not the proceeds of any such insurance are adequate to compensate Tenant fully for any such loss, injury or damage. Tenant's waivers under this Section 13.2 will survive the expiration or early termination of the Term.

13.3   LANDLORD'S INDEMNITY.

       Subject to Sections 7.4 and 13.2 and except to the extent caused by the willful or negligent act or omission or breach of this Lease by Tenant, its agents, employees or contractors, or anyone for whom Tenant is legally responsible, Landlord will indemnify and hold Tenant harmless from and against any and all liability, loss, claims, demand, damages or expense (including reasonable attorneys' fees) due to or arising out of any willful or negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible. Landlord's obligations under this Section 13.3 will survive the expiration or early termination of the Term.

13.4   TENANT'S INDEMNITY.

       Subject to Section 13.1 and except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord, its agents, employees or contractors, or anyone for whom Landlord is legally responsible, Tenant will indemnify and hold Landlord and the holder of any Encumbrance harmless from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys' fees) due to or arising out of any willful or negligent act or omission of or breach of this Lease by Tenant or anyone for whom Tenant is legally responsible. Tenant's obligations under this Section 13.4 will survive the expiration or early termination of the Term.

14.    CONDEMNATION.

14.1   FULL TAKING.

       If all or substantially all of the Building, the Parking Facility or either the Office Tower Premises or the Garden Space Premises is permanently taken for any public or quasi-public use under any applicable Laws or by right of eminent domain, or are sold to the condemning authority in lieu of condemnation, then this Lease will terminate as of the date the earlier of when the condemning authority takes physical possession of or title to the Building or Premises. For purposes of this Lease, a taking shall be deemed permanent if it is for a period in excess of three hundred sixty-five (365) days.

14.2   PARTIAL TAKING.

              (a) Landlord's Termination of Lease. If less than substantially all of the Building, the Parking Facility or either the Office Tower Premises or the Garden Space Premises is thus taken or sold, and if after such partial taking, in Landlord's reasonable judgment, alteration or reconstruction cannot be completed within one hundred eighty (180) days after the date



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

       of dispossession, then Landlord (whether or not the Premises are affected) may terminate this Lease by giving written notice to Tenant within 60 days after the taking; provided, however, that Landlord may terminate this Lease only if Landlord so terminates all other leases of space that are similarly affected by such partial taking in the Building.

              (b) Tenant's Termination. If over twenty percent (20%) of the Premises is thus taken or sold and Landlord is unable to provide Tenant with comparable replacement premises in the Building, Tenant may terminate this Lease. Such termination by Tenant must be exercised by written notice to Landlord given not later than sixty (60) days after Tenant is notified of the taking of the Premises.

              (c) Effective Date of Termination. Termination by Landlord or Tenant will be effective as of the date when physical possession of the applicable portion of the Building or Premises is taken by condemning authority.

              (d) Election to Continue Lease. If neither Landlord nor Tenant elects to terminate this Lease upon a partial taking of a portion of the Premises, the Rent payable under this Lease will be equitably reduced to reflect the loss of space or facilities so taken or sold. If this Lease is not terminated upon a partial taking of the Building or Premises, Landlord will, at Landlord's sole expense, promptly restore and reconstruct the Building and Premises to substantially their former condition to the extent the same is feasible. However, Landlord will not be required to spend for such restoration or reconstruction an amount in excess of the net amount received by Landlord as compensation or damages for the part of the Building or Premises so taken.

14.3   AWARDS.

       As between the parties to this Lease, Landlord will be entitled to receive, and Tenant assigns to Landlord, all of the compensation awarded upon a permanent taking of any part or all of the Building or Premises, including any award for the value of the unexpired Term; except, however, that Tenant shall be entitled to such portion of the award as is attributable to any damages resulting from the taking of Tenant's trade fixtures or personal property, or for moving expenses, business relocation expenses or damages to Tenant's business incurred as a result of such condemnation.

14.4   TEMPORARY TAKING.

       If during the Lease Term the use or occupancy of any part of the Building or Premises shall be taken or appropriated temporarily (that is, for a period not in excess of 180 days) for any public or quasi-public use under any Law, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay all Rent payable hereunder by Tenant during the Lease Term at an amount equitably reduced to reflect the diminution in value or utility of the Premises during such period of temporary taking. In the event of any such temporary expropriation or taking, Landlord shall be entitled to receive any award for such taking as long as Rent is so equitably reduced, except that Tenant shall be entitled to any portion of such award attributable to any moving costs incurred by Tenant.



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

15.    ASSIGNMENT AND SUBLETTING.

15.1   LIMITATION.

       Without Landlord's prior written consent, except as otherwise provided in
       Section 15.7, Tenant will not assign all or any of its interest under this Lease, sublet all or any part of the Premises or permit the Premises to be used by any parties other than Tenant and its employees, licensees, concessionaires, customers, vendors and invitees as long as such parties are providing services to Tenant in the ordinary course of Tenant's business operations.

15.2   NOTICE OF PROPOSED TRANSFER; LANDLORD'S OPTIONS.

       If Tenant desires to enter into any assignment of this Lease or a sublease of all or any part of the Premises, Tenant will first give Landlord written notice of the proposed assignment or sublease, which notice will contain the name and address of the proposed transferee, the proposed use of the Premises, statements reflecting the proposed transferee's current financial condition and income and expenses for the past 2 years, and the principal terms of the proposed assignment or sublease. Except in the case of any transfer permitted under Section 15.7, and except with respect to any transfer under any other circumstance of less than the equivalent of at least (two) 2 full floors of the Building, Landlord will have the option, which must be exercised, if at all, by notice given to Tenant within 10 days after Landlord's receipt of Tenant's notice of the proposed transfer, either (i) if Tenant's notice relates to a subletting, to sublet from Tenant such space as is described in the notice for such portion of the Term as is described in the notice, upon the same terms and conditions and for the same Rent (apportioned, as appropriate, to the amount of such space) as provided in this Lease; or (ii) if such notice relates to an assignment, to become Tenant's assignee.

15.3   CONSENT NOT TO BE UNREASONABLY WITHHELD.

       If Landlord does not have or does not exercise an applicable option under
       Section 15.2, then Landlord will not unreasonably withhold, delay or condition its consent to the proposed assignment or subletting if each of the following conditions is satisfied:

              (a)    the proposed transferee will make use of the Premises which
       (i) is lawful, and (ii) is consistent with the permitted use of the Premises under this Lease; and

              (b) in the event Tenant is requesting an assignment and release from its Lease obligations and the proposed transferee does not meet the minimum net worth requirement stipulated in Section 15.9 hereto, the proposed transferee, in Landlord's commercially reasonable opinion, has sufficient financial capacity and business experience to perform Tenant's obligations under this Lease; and

              (c) the proposed transferee will make use of the Premises which in Landlord's reasonable opinion (i) does not conflict with any exclusive rights or covenants not to compete in favor of any other tenant or proposed tenant of the Building existing on the Date, and (ii) will not, in Landlord's reasonable opinion, increase the likelihood of damage or destruction to the Building; and



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

              (d) the proposed transferee is not a party with whom Landlord has negotiated in good faith for the lease of space in the Building in the opinion of both Landlord and said proposed transferee within ninety
       (90) days prior to Tenant's negotiation with such proposed transferee;
       and

              (e) the proposed transferee does not have a poor business reputation or reputation as being an undesirable tenant in the general business community; and

              (f) at the time of the proposed transfer no "Default" (as defined in Section 20.1) exists under this Lease.

15.4   FORM OF TRANSFER.

       If Landlord consents or is required by this Lease to consent to a proposed assignment or sublease, Landlord's consent will not be effective unless and until Tenant delivers to Landlord an original duly executed assignment or sublease, as the case may be, in a form reasonably acceptable to Landlord, that provides, in the case of a sublease, that the subtenant will comply with all applicable terms and conditions of this Lease, and, in the case of an assignment, an assumption by the assignee of all of the terms, covenants and conditions which this Lease requires Tenant to perform, but only with respect to such performance as first required after the effective date of such assignment.

15.5   PAYMENTS TO LANDLORD.

       If Landlord does not have or does not exercise an applicable option under
       Section 15.2 and Tenant effects an assignment or sublease, then Landlord will be entitled to receive and collect, either from Tenant or directly from the transferee, 50% of the amount by which the consideration required to be paid by the transferee for the use and enjoyment of Tenant's rights under this Lease exceeds the sum of (i) the Rent payable by Tenant to Landlord allocable to the transferred space, plus (ii) the amortized portion of brokerage commission, renovation costs, marketing costs and reasonable legal fees, if any, actually incurred by Tenant in consummating such assignment or sublease, and the amortized Rent payable with respect to the assigned or sublet space during the period such space is renovated for the new occupant thereof, which period shall be deemed thirty (30) days for a space that is one (1) full floor or less, sixty
       (60) days for space that is more than one (1) floor but less than or equal to two (2) full floors and ninety (90) days for space that is more than two (2) full floors (such amortization to be on a straight-line basis over the remaining portion of the Lease Term after the rent commencement date under such assignment or sublease). Such percentage of such amount will be payable to Landlord at the time(s) Tenant receives the same from its transferee (whether in monthly installments, in a lump sum, or otherwise).

15.6   CHANGE OF OWNERSHIP.

       (a) Any transfer or series of transfers resulting in a change in "control" (as defined in subparagraph (b) below) of Tenant (whether Tenant is a corporation, partnership, trust or other entity), whether voluntarily, by operation of law, or otherwise, shall be deemed an "assignment" of this Lease requiring Landlord's prior written consent, except as provided



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

       in Section 15.7. The transfer of any outstanding capital stock of a corporation whose stock is publicly-traded will not, however, be deemed a change in "control" under this Section 15.6.

       (b) The term "control," as used in subparagraph (a), means, with respect to a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of the controlled corporation, and, with respect to any person or entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person or entity.

15.7   PERMITTED TRANSFERS.

       Notwithstanding Sections 15.1 and 15.6 hereto, Tenant may, upon notice to Landlord, but without obtaining Landlord's consent and without Landlord having any rights under Section 15.2 with respect thereto, assign this Lease or sublease all or any part of the Premises to an Affiliate of Tenant or any Person into or with which Tenant may be merged or consolidated or which acquires all or substantially all of the assets of Tenant, as long as said transferee has a net worth equal to or greater than Twenty Million and No/100 Dollars ($20,000,000.00), determined in accordance with generally accepted accounting principles, consistently applied.

15.8   EFFECT OF TRANSFERS.

       Except as expressly provided in Section 15.9 below, no subletting or assignment will release Tenant from any of its obligations under this Lease unless Landlord agrees to the contrary in writing. Acceptance of Rent by Landlord from any person other than Tenant will not be deemed a waiver by Landlord of any provision of this Section 15. Consent to one assignment or subletting will not be deemed a consent to any subsequent assignment or subletting. In the event of any default by any assignee or subtenant or any successor of Tenant in the performance of any Lease obligation, Landlord may proceed directly against Tenant (unless Tenant has been released from its liability hereunder pursuant to Section 15.9) without exhausting remedies against such assignee, subtenant or successor. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord will not work a merger and will, at Landlord's option (subject to Section
       15.10 below), terminate all or any subleases or operate as an assignment to Landlord of all or any subleases; such option will be exercised by notice to Tenant and all known subtenants in the Premises. If Landlord shall choose to take an assignment of a sublease then the subtenant shall be bound to Landlord for the balance of the Term thereof and shall attorn directly to Landlord under all of the executory terms of the sublease except that Landlord shall not (a) be liable for any previous act, omission or negligence of Tenant, (b) be subject to any counterclaim, defense or offset not expressly provided for in the sublease and accruing against Tenant, (c) be bound by any previous modification or amendment of the sublease made without Landlord's consent or by any previous prepayment of more than one month's Rent, or (d) be obligated to perform any repairs or other work beyond Landlord's obligation under this Lease. Each subtenant shall execute and deliver such instruments as Landlord may reasonably request to evidence said attornment.



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

15.9   RELEASE OF TRANSFEROR.

       Notwithstanding any other provision of this Lease to the contrary, if Tenant assigns this Lease and Tenant's assignee (or a guarantor thereof) has an audited net worth equal to or greater than One Hundred Million Dollars ($100,000,000), determined in accordance with generally accepted accounting principles, consistently applied, as of the date such assignee's most recent balance sheet and as of the date of another of such assignee's balance sheets dated at least five (5) years prior to such most recent balance sheet (the foregoing being herein referred to as the "Minimum Net Worth Test"), Tenant shall be released from any further liability under this Lease from and after the effective date of such assignment. If such assignee does not meet the Minimum Net Worth Test as of the effective date of such assignment, but such assignee meets the Minimum Net Worth Test thereafter, Tenant shall be released from any further liability hereunder from and after the date that such assignee has met the Minimum Net Worth Test.

15.10  NONDISTURBANCE OF SUBLESSEE.

       Upon written request of Tenant, Landlord shall execute and deliver to a sublessee leasing at least the equivalent of a full floor of the Building under an Approved Sublease (as defined below) an agreement (a "Recognition Agreement") to the effect that, notwithstanding any termination of this Lease by Landlord on account of any default by Tenant, such sublease and the rights of the sublessee thereunder shall not be disturbed by Landlord but shall continue in full force and effect so long as such sublessee shall continue to observe and perform all of its obligations under such sublease. A sublease shall be considered an "Approved Sublease" if it either (i) obligates the sublessee to pay Rent in an amount not less than a proportionate share of the Rent payable under this Lease with respect to the space that is comparable to the sublet space (i.e., Office Tower space or Garden Space space) (which proportionate share shall be based upon the rentable area of the Premises sublet by such sublessee as compared to the total rentable area of the comparable Premises), or (ii) obligates the sublessee to agree with Landlord in the Recognition Agreement that if the sublessee's monetary obligations to Tenant are less than that described in subsection (i) above, then upon termination of this Lease sublessee's monetary obligations to Landlord shall equal (or, in the case of a partial sublease, equal a proportionate share of) Tenant's Rent obligations under this Lease.

16.    PERSONAL PROPERTY.

16.1   INSTALLATION AND REMOVAL.

       Tenant may install in the Premises its personal property (including Tenant's usual trade fixtures) in a proper manner, provided that no such installation will interfere with or damage the mechanical, plumbing or electrical systems or the structure of the Building, and provided further that if such installation would require any change, addition or improvement to the Premises, such installation will be subject to Section
       9.1. If no Default then exists, any such personal property installed in the Premises by Tenant (a) may be



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

       removed from the Premises from time to time in the ordinary course of Tenant's business or in the course of making any changes, additions or improvements to the Premises permitted under Section 9.1, and (b) will be removed by Tenant at the end of the Term to the extent required under
       Section 3.4. Tenant will promptly repair at its expense any damage to the Building resulting from such installation or removal.

16.2   RESPONSIBILITY.

       Tenant will be solely responsible for all costs and expenses related to personal property used or stored in the Premises. Tenant will pay any taxes or other governmental impositions levied upon or assessed against such personal property, or upon Tenant for the ownership or use of such personal property, on or before the due date for payment. Such personal property taxes or impositions are not included in Taxes.

17.    ESTOPPEL CERTIFICATES.

       At any time and from time to time designated by either Landlord or Tenant (but on not less than ten (10) business days prior written request), the recipient party of such request will execute, acknowledge and deliver to the requesting party, promptly upon request, an Occupancy Estoppel Certificate in the form of Exhibit C. In addition, the recipient party agrees that at any time and from time to time (but on not less than 10 days' prior request by the requesting party and not more frequently than three (3) times per calendar year), the recipient party will execute, acknowledge and deliver to the requesting party an Estoppel Certificate in the form of Exhibit H hereto, as modified and completed as necessary to make such certificate true and correct in all material respects. Any such certificate may be relied upon by either Landlord or Tenant and any prospective purchaser or present or prospective lender, ground lessor or subtenant or assignee permitted under Section 15 of all or a portion of the Building, Premises and/or Land.

18.    TRANSFER OF LANDLORD'S INTEREST.

18.1   SALE, CONVEYANCE AND ASSIGNMENT.

       Nothing in this Lease will restrict Landlord's right to sell, convey or assign Landlord's interest in the Building or Landlord's interest under this Lease.

18.2   EFFECT OF SALE, CONVEYANCE OR ASSIGNMENT.

       A sale, conveyance or assignment of the Building will automatically release Landlord from liability under this Lease for obligations accruing from and after the effective date of the transfer, except for any liability relating to the period prior to such effective date; and Tenant will look solely to Landlord's transferee for performance of Landlord's obligations accruing during the period after such effective date. This Lease will not be affected by any such sale, conveyance or assignment and Tenant will attorn to Landlord's transferee.

18.3   SUBORDINATION.

       Subject to Landlord's satisfaction of Section 18.5 below, this Lease is and will be subject and subordinate in all respects to any mortgage or deed to secure debt now or later encumbering the Building, and to all their renewals, modifications, supplements, consolidations and replacements (an "Encumbrance"). In the alternative, however, the holder of an Encumbrance may unilaterally elect to subordinate such Encumbrance to this Lease.

18.4   ATTORNMENT.

       If the interest of Landlord is transferred to any person (a "Successor Landlord") by reason of the termination or foreclosure, or proceedings for enforcement, of an Encumbrance, or by delivery of a deed in lieu of such foreclosure or proceedings, Tenant will immediately and automatically attorn to the Successor Landlord, subject to Landlord's satisfaction of Section 18.5 below. Upon attornment this Lease will continue in full force and effect as a direct lease between the Successor Landlord and Tenant, upon all of the same terms, conditions and covenants as stated in this Lease except that a Successor Landlord shall not be (a) liable for any previous act or omission or negligence of Landlord under this Lease, (b) subject to any counterclaim, defense or offset not expressly provided for in this Lease and asserted with reasonable promptness, which theretofore shall have accrued to Tenant against Landlord, (c) bound by any previous modification or amendment of this Lease or by any previous prepayment of more than one month's Rent, unless such modification or prepayment shall have been approved in writing by the holder of any Encumbrance through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease,
       (d) obligated to perform any repairs or other work beyond Landlord's obligations under this Lease, (e) liable for the payment of any security deposit unless same has been delivered to Successor Landlord, (f) bound by any obligation to pay for services prior to foreclosure, or (g) responsible for any monies owed by Landlord to Tenant.

18.5   NONDISTURBANCE.

       Notwithstanding the foregoing, Tenant's agreement in Sections 18.3 and
       18.4 above are expressly conditioned upon Landlord obtaining from the holder of any Encumbrance encumbering the Building a subordination, nondisturbance and attornment agreement (a "Nondisturbance Agreement") substantially in the form of Exhibit I executed by Landlord and the holder of such Encumbrance.

19.    RULES AND REGULATIONS.

       Tenant agrees to faithfully observe and comply with the Rules and Regulations set forth in Exhibit D and with all reasonable modifications and additions to such Rules and Regulations (which will be applicable to all Building tenants) from time to time adopted by Landlord and of which Tenant is notified in writing. No such modification or addition will contradict or abrogate any right expressly granted to Tenant under this Lease or otherwise materially increase Tenant's occupancy costs with respect to the Premises. Landlord's enforcement of the Rules and Regulations will be uniform and nondiscriminatory, but Landlord will not be responsible to Tenant for failure of any Person to comply with the Rules and Regulations.



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

20.    TENANT'S DEFAULT AND LANDLORD'S REMEDIES.

20.1   DEFAULT.

       This Lease and the Term and rights hereby granted are subject to the following limitations which will each constitute a material breach by Tenant and a "Default" under this Lease:

              (a) Failure to Pay Rent. Tenant fails to pay Base Rent, Additional Rent or any other Rent payable by Tenant under the terms of this Lease when due, and such failure continues for 5 days after notice from Landlord to Tenant of such failure; provided that with respect to Base Rent and Additional Rent, Tenant will be entitled to only 3 notices of such failure during any Lease Year and if, after 3 such notices are given in any Lease Year, Tenant fails, during such Lease Year, to pay any such amounts when due, such failure will constitute a Default without further notice by Landlord or additional cure period.

              (b) Failure to Perform Other Obligations. Tenant breaches or fails to comply with any other provision of this Lease applicable to Tenant, and such breach or noncompliance continues for a period of thirty
       (30) days after notice by Landlord to Tenant; or, if such breach or noncompliance cannot be reasonably cured within such 30-day period, Tenant does not in good faith commence to cure such breach or noncompliance within such 30-day period or does not diligently complete such cure as soon as possible, but no later than 60 days after such notice from Landlord. However, if such breach or noncompliance causes or results in (i) a dangerous condition on the Premises or the Building,
       (ii) any insurance coverage carried by Landlord or Tenant with respect to the Premises or Building being jeopardized, or (iii) a material disturbance to another tenant, then a Default will exist if such breach or noncompliance is not cured as soon as reasonably possible after notice by Landlord to Tenant, and in any event is not cured within 30 days after such notice. For purposes of this Section 20.1 (b), financial inability will not be deemed a reasonable ground for failure to immediately cure any breach of, or failure to comply with, the provisions of this Lease.

              (c) Unpermitted Transfer of Interest. Tenant's interest under this Lease or in the Premises is transferred or passes to, or devolves upon, any other party in violation of Section 15.

              (d) Execution and Attachment Against Tenant. Tenant's interest under this Lease or in the Premises is taken upon execution or by other process of law directed against Tenant, or is subject to any attachment by any creditor or claimant against Tenant and such attachment is not discharged or disposed of within sixty (60) days after levy.

              (e) Bankruptcy or Related Proceedings. Tenant files a petition in bankruptcy or insolvency, or reorganization or arrangement under any bankruptcy or insolvency Laws, or voluntarily takes advantage of any such Laws by answer or otherwise, or makes an assignment for the benefit of creditors, or involuntary proceedings under any such Laws or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for the Premises or for all or substantially all of Tenant's property, and such proceedings are not dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment.

              (f) Notwithstanding the foregoing terms of this Section 20.1, a monetary default will not be deemed or considered to have occurred under this Lease by reason of Tenant's failure or refusal to pay any amount or charge that Landlord considers Rent if Tenant's failure or refusal is directly attributable to Tenant's good faith assertion stated in a timely notice to Landlord of any Rent offset or abatement right or remedy expressly provided in this Lease, unless and until Landlord obtains judgment from a court of competent jurisdiction or arbitration ruling pursuant to Section 21.2 that such Rent is due, notwithstanding such express offset or abatement right or remedy; and, in such event, Landlord shall thereafter give Tenant notice of such default and an opportunity to cure same in accordance with the terms of this Section 20.1 before proceeding with any of Landlord's remedies described in Section 20.2.

20.2   REMEDIES.

       Time is of the essence. If any Default occurs, Landlord will have the right, at Landlord's election, then or at any later time, to exercise any one or more of the remedies described below. Exercise of any of such remedies will not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.

              (a) Cure by Landlord. Landlord may, at Landlord's option but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord reasonably deems necessary or desirable to cure any Default in such manner and to such extent as Landlord reasonably deems necessary or desirable. Landlord may do so without additional demand on, or additional written notice to, Tenant and without giving Tenant an additional opportunity to cure such Default. Tenant covenants and agrees to pay Landlord, upon demand, all reasonable advances, costs and expenses of Landlord actually incurred in connection with making any such payment or taking any such action, including reasonable attorney's fees at standard hourly rates, together with interest at the rate described in Section 4.4, from the date of payment of any such advances, costs and expenses by Landlord.

              (b) Termination of Lease and Damages. Landlord may terminate this Lease, effective at such time as may be specified by notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Premises from Tenant. Tenant will remain liable to Landlord for damages in an amount equal to the Base Rent, Additional Rent and other Rent which would have been owing by Tenant for the balance of the Term had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all Landlord's reasonable expenses actually incurred in connection with such recovery of possession or reletting. Landlord will be entitled to collect and receive such damages from Tenant on the days on which the Base Rent, Additional Rent and other Rent would have been payable if this Lease had not been terminated. Alternatively, at Landlord's option, Landlord will be entitled to recover from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum equal to (i) all unpaid Base Rent, Additional Rent and other Rent for any period prior to the termination date of this Lease (including interest from the due date to the date of the award at the rate described in Section 4.4), plus any other sum of money and damages owed by Tenant to landlord for events or actions occurring prior to the termination date; plus (ii) the present value at the time of termination (calculated at the rate of eight percent (8%) per annum) of the amount, if any, by which (A) the aggregate of the Base Rent, Additional Rent and all other Rent payable by Tenant under this Lease that would have accrued for the balance of the Term after termination (with respect to Additional Rent, such aggregate will be calculated by assuming that Expenses and Taxes for the Fiscal Year in which termination occurs and for each subsequent Fiscal Year remaining in the Term if this Lease had not been terminated will increase by six percent (6%) per year over the amount of Expenses and Taxes for the prior Fiscal Year), exceeds (B) the amount of such base rent, additional rent and other rent which Landlord will receive for the remainder of the Term from any reletting of the Premises occurring prior to the date of the award, or if the Premises have not been relet prior to the date of the award, the amount, if any, of such base rent, additional rent and other rent which could reasonably be recovered by reletting the Premises at the then-current fair rental value, in either case taking into consideration loss of rent while finding a new tenant, tenant improvements and rent abatements necessary to secure a new tenant, leasing brokers' commissions and other costs which Landlord has incurred or might incur in leasing the Premises to a new tenant (with such tenant improvement, rent abatement and commission costs being amortized on a straight line basis over the term of such new lease); plus (iii) interest on the amount described in (ii) above from the termination date to the date of the award at the rate described in
       Section 4.4.

              (c) Repossession and Reletting. Landlord may, with due process of law, re-enter and take possession of all or any part of the Premises, without additional demand or notice, and repossess the same and expel Tenant and any party claiming by, through or under Tenant, and remove the effects of both using such force for such purposes as may be necessary, but in compliance with due process of law, without prejudice to any remedies for arrears of Rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Premises by Landlord will be construed as an election by Landlord to terminate this Lease unless a notice of such intention is given to Tenant. No notice from Landlord or notice given under a forcible entry and detainer statute or similar Laws will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in such notice. After recovering possession of the Premises, Landlord may, from time to time, relet all or any part of the Premises for Tenant's account, for such term or terms and on such conditions and other terms as Landlord, in its discretion, determines. Landlord may make such repairs, alterations or improvements as Landlord considers appropriate to accomplish such reletting, and Tenant will reimburse Landlord upon demand for all costs and expenses, including attorneys' fees, which Landlord may incur in connection with such reletting. Landlord agrees to use reasonable efforts to mitigate its damages resulting from Tenant's Default. Landlord may collect and receive the rents for such reletting but Landlord will in no way be responsible or liable for any failure to relet the Premises or for any inability to collect any rent due upon such reletting. Regardless of Landlord's recovery of possession of the Premises, Tenant will continue to pay on the dates specified in this Lease, the Base Rent, Additional Rent and other Rent which would be payable if such repossession had not occurred, less a credit for the net amounts, if any, actually received by Landlord through any reletting of the Premises. Alternatively, at Landlord's option, Landlord may terminate the Lease and recover damages as provided in Section 20.2 (b).

              (d) Bankruptcy Relief. Nothing contained in this Lease will limit or prejudice Landlord's right to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any Laws governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or Rent, under this Lease.

21.    LANDLORD'S DEFAULT AND TENANT'S REMEDIES.

21.1   DEFAULT.

       If Tenant believes that Landlord has breached or failed to comply with any provision of this Lease applicable to Landlord, Tenant will give notice to Landlord describing the alleged breach or noncompliance. Landlord will not be deemed in default under this Lease if Landlord cures the breach or noncompliance within 30 days after receipt of Tenant's notice or, if the same cannot reasonably be cured within such 30-day period, if Landlord in good faith commences to cure such breach or noncompliance within such period and then diligently pursues the cure to completion as soon as possible, but no later than one hundred and twenty
       (120) days after such notice from Tenant. However, if such breach or noncompliance causes or results in (i) a dangerous condition in the Premises or the Building, (ii) any insurance coverage carried by Landlord or Tenant with respect to the Premises or Building being jeopardized, or
       (iii) a material disturbance to Tenant, then a Default will exist if, with respect to subsection (i) above, Landlord does not remove such dangerous condition within ten (10) days and then diligently address any remaining breach or non compliance and, with respect to subsection (ii) and (iii) above, if any breach or noncompliance is not cured as soon as reasonably possible after notice by Tenant to Landlord, and in any event is not cured within thirty (30) days after such notice. Tenant will also send a copy of such notice to the holder of any Encumbrance of whom Tenant has been notified in writing, and such holder will also have the right to cure the breach or noncompliance within the period of time described above.

21.2   REMEDIES.

Time is of the essence. If Landlord breaches or fails to comply with any provision of this Lease applicable to Landlord, and such breach or noncompliance is not cured within the period of time described in Section 21.1, then Tenant may exercise any right or remedy available to Tenant at law or in equity, except to the extent expressly waived or limited by the terms of this Lease. If Landlord fails to (i) provide Landlord's standard services as described in
Section 7.1, or (ii) perform Landlord's repair obligations described in Section
7.1 and such failure or breach has not been cured within the time period prescribed in Section 21.1, then Tenant may, after giving

Landlord an additional thirty (30) days' advance notice, cure such default or breach, all on behalf of and at the expense of Landlord, and do all necessary work and make all necessary payments in connection therewith. Landlord shall pay Tenant all reasonable amounts so paid by Tenant, together with interest thereon at the rate specified in Section 4.4 from the date of payment until re-payment, within thirty (30) days after notice from Tenant that such cost has been incurred. If Landlord fails to pay the amount requested by Tenant within such thirty (30) day period, then Tenant may withhold up to twenty-five percent (25%) of each payment of Rent thereafter due to Landlord to satisfy the payment of such indebtedness (with such offset to be applied first to accrued and unpaid interest); provided, however, that Tenant shall be entitled to increase such withholding up to one hundred percent (100%) of any and all such payments of Rent to Landlord at such time that the unpaid and unapplied amount of such indebtedness (including accrued, unpaid interest) equals or exceeds seventy-five percent (75%) of the remaining unpaid Base Rent obligations payable for the balance of the then current Term of this Lease. Notwithstanding the foregoing, in the event Landlord notifies Tenant that Landlord disputes Tenant's allegation of a Landlord default under this Lease (such notice to be given prior to the expiration of the cure period afforded Landlord, as recited in Section 21.1, with respect to such alleged default), then Landlord shall have the right to institute an arbitration proceeding in accordance with the provisions of Exhibit J within ten (10) days after the effective date of such dispute notice; in such case, Tenant shall not exercise the foregoing "self-help" rights (except in an emergency), nor shall Landlord be liable for any expenses incurred by Tenant in connection therewith, nor shall Tenant make any offset against Rent, until (in each case) such time as all such arbitration proceedings are completed. All reasonable attorneys' fees and arbitration costs in any such proceeding which are incurred by the prevailing party shall be paid by the other party. Furthermore, if Tenant obtains a final, nonappealable judgment or arbitration award against Landlord with respect to a Landlord default under this Lease or with respect to a draw by Landlord upon a letter of credit provided pursuant to
Section 22 that is wrongfully made or retained, Tenant shall be entitled to offset such judgment or award, together with interest thereon at the Default Rate from the date of entry of such judgment until paid, against Rent payable under this Lease. Notwithstanding anything contained herein to the contrary, Tenant shall not be permitted to substitute, replace or interfere with the contracts of any existing service provider or vendor in connection with its self-help remedy.

21.3   CURE BY ENCUMBRANCE HOLDER.

If any act or omission by Landlord shall give Tenant the right, immediately or after the lapse of time, to cancel or terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right until (a) it shall have given written notice of such act or omission to each holder of any Encumbrance and (b) a reasonable period for remedying such act or omission shall have elapsed following such notice and following the time when such holder of an Encumbrance shall have become entitled under its Encumbrance to remedy the same (which shall in no event be less than the period to which Landlord would be entitled under this Lease to effect such remedy) provided such holder of an Encumbrance shall, within thirty (30) days of receiving notice of such act or omission from Tenant, give Tenant notice of its intention to remedy such act or omission and shall commence and diligently and continuously continue to act upon such intention.

22.    LETTER OF CREDIT.

In consideration of Landlord entering into this Lease, Tenant hereby agrees as follows:

       (a) Within ten (10) business days after the date of this Lease, Tenant shall deliver to Landlord, as additional security for the obligations of Tenant under this Lease, an unconditional, irrevocable standby letter of credit issued by Columbus Bank & Trust (or such other bank as Landlord and Tenant may otherwise agree) ("Issuer"), in favor of Landlord, in the amount of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00) (a "Standby Letter of Credit") in substantially the form attached hereto as Exhibit K, subject to modifications therein to conform to the terms of this Section 22. The term of the original Standby Letter of Credit required under this Section 22 shall commence as of the Date of this Lease and shall expire no earlier than November 30, 2000. The expiration date of the Standby Letter of Credit shall be clearly stated on its face by month, day and year. The Standby Letter of Credit shall be payable by sight draft in the office of Issuer when accompanied by a certificate (the "Certificate") signed by an authorized representative of Landlord certifying either that:

       (i) Tenant is in Default under this Lease (beyond all applicable notice and cure periods provided to Tenant under this Lease) with respect to the payment of Rent due and payable by Tenant to Landlord under this Lease, and that Landlord has the right under this Lease to receive the amount of the requested draw pursuant to the provisions of this Lease, or

       (ii) Tenant has filed a petition in bankruptcy or that an involuntary petition in bankruptcy has been filed against Tenant (and such involuntary petition has not been dismissed within sixty (60) days after filing), and that Tenant is not making or has not made any one or more payments of Rent due and payable by Tenant to Landlord under this Lease when due pursuant to this Lease (beyond all applicable notice and cure periods provided to Tenant under this Lease).

A copy of the Certificate shall be sent to Tenant in accordance with the notice provisions of Section 25 of this Lease not less than five (5) business days before the presentment of the Certificate and the sight draft to Issuer. The Issuer may rely on the Certificate without independent verification. The Standby Letter of Credit shall permit partial draws up to the full amount thereof.

       (b) Tenant may contest Landlord's right to make a draw upon the Standby Letter of Credit by filing a claim with the Atlanta, Georgia office of the American Arbitration Association pursuant to Exhibit J hereto; provided, however, that no such claim may be filed if the Default serving as the basis for the subject draw is a failure to pay Base Rent or Additional Rent under this Lease. With respect to any other Defaults which are not based on Tenant's failure to pay Base Rent or Additional Rent under the Lease, if a claim is properly filed by Tenant and Tenant notifies Landlord within five (5) business days of Landlord's notice of such draw that Tenant intends to contest Landlord's right to make such draw, Landlord shall not be entitled to draw upon the Standby Letter of Credit pursuant to the Certificate giving rise to such claim unless and until such claim has been resolved in Landlord's favor pursuant to binding arbitration in accordance with Exhibit J.

       (c) The Standby Letter of Credit shall be renewed annually automatically or otherwise shall be replaced annually with a new letter of credit issued by the Issuer obtained by Tenant at Tenant's cost and delivered to Landlord on or before the date which is thirty (30) days prior to the date on which the Standby Letter of Credit would otherwise expire (the "Replacement Deadline"), with each such replacement (a "Renewal Standby Letter of Credit"; each "Renewal Standby Letter of Credit" shall also be deemed a "Standby Letter of Credit" for purposes of this Section 22) to be effective for an additional period commencing immediately upon the expiration of the Standby Letter of Credit which it is replacing and expiring no sooner than the next succeeding November 30. Except for the term thereof and the face amount thereof (which may be reduced to the maximum amount on which Landlord is entitled to draw in accordance with subparagraph (j) below as of the effective date of such Renewal Standby Letter of Credit), each Renewal Standby Letter of Credit shall be identical in form and content to the original Standby Letter of Credit, subject to subsection (k) below. If Tenant fails to deliver any Renewal Standby Letter of Credit to Landlord on or before the Replacement Deadline, then an event of Default shall be deemed to have occurred with respect to Tenant under this Lease, without the benefit or necessity of any further notice or right to cure (notwithstanding anything in Section 20 to the contrary). In such event, Landlord shall be entitled to draw immediately the full amount of the Standby Letter of Credit at any time after the aforesaid Standby Letter of Credit delivery deadline, without notice to Tenant, other than as provided in the penultimate sentence of subparagraph (a) above, and otherwise exercise any one or more of its rights and remedies under this Lease or otherwise available at law or in equity as a result of such failure by Tenant timely to deliver such Standby Letter of Credit.

       (d) If an event has occurred with respect to Tenant as described in either clause (i) or clause (ii) of subsection (a) above, Landlord may draw upon any Standby Letter of Credit on one or more occasions; provided, however, that any such draw shall be limited in amount to that amount due and owing to Landlord from Tenant as a result of the specific Tenant's Default (including any interest or late payment penalties) described in the subject draw Certificate. Thereafter, Landlord shall be entitled to use, apply and retain the proceeds of such draw or draws on any Standby Letter of Credit for the payment of any past due Rent that Tenant may not have paid when due, or reimbursement to Landlord of any sum which Landlord may expend or be required to expend by reason of such Default, including, without limitation, any damage or deficiency incurred by Landlord as a result of the reletting of the Premises (as provided in this Lease). The use, application or retention of the proceeds of such draw or draws on the Standby Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from making any further draws upon any Standby Letter of Credit or from exercising any other right or remedy available to Landlord under this Lease or applicable law (it being intended that Landlord shall not first be required to proceed to draw upon any Standby Letter of Credit) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled, provided that if the proceeds of the Standby Letter of Credit are applied by Landlord as provided above, the amount of the proceeds so applied pro tanto shall reduce on a dollar-for-dollar basis the damages otherwise recoverable by Landlord on account of any such Default with respect to Tenant.

       (e) Tenant waives any right to require that Landlord pursue any other remedy or remedies prior to Landlord's pursuing any draw under any Standby Letter of Credit. In the event of a Default with respect to Tenant under this Lease with regard to the matters set out in either clause (i) or clause (ii) of subsection (a) above, Landlord shall have the right to enforce its rights, powers and remedies under this Lease, at law or in equity or with respect to the Standby Letter of Credit, in any order and on one or more occasions, and all rights, powers and remedies available to

Landlord in such event shall be non-exclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or at law or in equity, and no exercise by Landlord of any such rights, powers or remedies shall constitute an election of remedies by Landlord or shall preclude the subsequent exercise by Landlord of any of the other rights, powers and remedies available to Landlord; provided, however, that any damages otherwise recoverable by Landlord on account of any Default with respect to Tenant shall be reduced by the amount of the proceeds of the Standby Letter of Credit as provided in subsection (d) above.

       (f) If Landlord makes any draw upon any Standby Letter or Credit, Tenant shall restore the Standby Letter of Credit to the original amount thereof within ten (10) business days after Tenant receives notice of such draw. Any failure by Tenant to do so by such deadline shall entitle Landlord to send Tenant a written notice advising Tenant that if Tenant fails to restore the Standby Letter of Credit to the original amount thereof within five (5) business days of Tenant's receipt of such notice, such failure shall constitute a Default with respect to Tenant under this Lease, without the necessity of any notice from Landlord and without any further grace or cure rights (notwithstanding anything in Section 20 to the contrary).

       (g) Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Premises and in this Lease, and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign its rights with respect to the Standby Letter of Credit subject to Landlord's obligations with respect to the same, and the Standby Letter of Credit shall so provide. Upon written notice to Tenant of such transfer and written acknowledgment of such transferee's or mortgagee's acceptance of such rights and assumption of Landlord's obligations with respect to any Standby Letter of Credit, Tenant shall look solely to such transferee or mortgagee with respect to any Standby Letter of Credit, and Landlord shall thereby be released by Tenant from all liability or obligation with respect to any Standby Letter of Credit, or the proceeds thereof; provided, however, that if Landlord has, prior to such transfer or mortgage, made any draws upon any Standby Letter of Credit and such draw has been made wrongfully, Landlord shall not be released from any liability or obligation it may have with regard to such draws, and any such liability or obligation shall be deemed a continuing obligation of Landlord, and Tenant shall retain its offset rights under this Lease with respect thereto, notwithstanding anything in this subsection (g) to the contrary.

       (h) If Tenant fails to deliver the original Standby Letter of Credit to Landlord on or before the tenth (10th) business day after the Date of this Lease, then a default shall be deemed to have occurred with respect to Tenant under this Lease, without the necessity or benefit of any further notice or right to cure (notwithstanding anything in Section 20 to the contrary) and Landlord shall be entitled to terminate this Lease at any time within thirty
(30) days after the aforesaid Standby Letter of Credit delivery deadline, by written notice to Tenant, which shall be Landlord's sole and exclusive remedy as a result of such failure by Tenant timely to deliver such Standby Letter of Credit.

       (i) Upon any termination of this Lease, provided no sums are payable to Landlord, Landlord shall deliver or cause to be delivered to Tenant the Standby Letter of Credit within thirty (30) days after the date of such termination. Landlord's obligation to deliver to Tenant the Standby Letter of Credit shall survive any such Lease termination. Landlord's failure to deliver to

Tenant the Standby Letter of Credit upon such termination shall constitute a default under the Lease entitling Tenant (after giving notice of such default to Landlord and failure by Landlord to deliver the Standby Letter of Credit to Tenant within ten (10) business days after Landlord's receipt of such notice, notwithstanding any provision of Section 21 to the contrary) to exercise all of its remedies, at law or in equity, respecting such default.

       (j) The maximum amount of the Standby Letter of Credit on which Landlord will be entitled to draw shall be maintained in the following amounts during the following periods:

                                                             Amount of Standby
                          Period                             Letter of Credit
                          ------                             ----------------

                  Pre-Construction Period                     $8,000,000.00
                  Construction Period prior
                     to Commencement Date                     $8,000,000.00
                  First Lease Year                            $8,000,000.00
                  Second Lease Year                           $8,000,000.00
                  Third Lease Year                            $7,000,000.00
                  Fourth Lease Year                           $6,000,000.00
                  Fifth Lease Year                            $5,000,000.00
                  Sixth Lease Year                            $4,000,000.00
                  Seventh Lease Year                          $3,000,000.00
                  Eighth Lease Year                           $2,000,000.00
                  Ninth Lease Year                            $1,000,000.00

Notwithstanding the foregoing, if Tenant does not have a "current net asset" balance (as hereinafter defined), of at least One Hundred Million and No/100 Dollars ($100,000,000.00) as of the date of its most recent balance sheet issued prior to an anniversary of the Commencement Date, the scheduled reduction in the amount of the Standby Letter of Credit as of such anniversary date will not be permitted until such current net asset balance test is satisfied. Notwithstanding the foregoing table, in no event will the Standby Letter of Credit ever be reduced pursuant to this subparagraph (j) as of any anniversary by an amount in excess of $1,000,000 below the amount of the Standby Letter of Credit immediately prior to such anniversary date. For purposes of the foregoing, "current net assets" shall mean cash and cash equivalents, unrestricted marketable securities and investments, accounts receivable under ninety (90) days old and notes receivable from unrelated third parties; "current net liabilities" shall mean accounts payable, accrued expenses and the current portion of any debt; and "current net asset balance" shall mean the current net assets less current net liabilities. All of the foregoing shall be determined in accordance with generally accepted accounting principles, consistently applied.

       (k) If Tenant is entitled thereto pursuant to the terms of subparagraph (j) above, Tenant may instruct the Issuer to cause the maximum amount of the Standby Letter of Credit to be reduced by $1,000,000 by delivering a certificate to Issuer signed by an authorized representative of Tenant certifying that the current net asset balance test under said subparagraph (j) has been satisfied. A copy of said certificate shall be sent to Landlord in accordance with the notice provisions of Section 25 of this Lease not less than five (5) business days before the delivery of the certificate to Issuer. The Issuer may rely on the certificate without independent verification. The maximum amount of the Standby Letter of Credit may be reduced either pursuant to the terms of the Standby Letter of Credit or by issuance of a Replacement Standby Letter of Credit.

       (l) Landlord and Tenant hereby approve a Standby Letter of Credit in the form of Exhibit K, attached hereto and incorporated herein by this reference. Landlord agrees not to unreasonably withhold, condition or delay its consent to another form of Standby Letter of Credit proposed by Tenant's bank provided such form is substantially the same as the form attached as Exhibit K. Tenant acknowledges that a Standby Letter of Credit in an approved form will require replacement, as provided in subsection (c) above, thirty (30) days prior to the expiration of the Standby Letter of Credit in accordance with its terms.

23.    BROKERS.

       Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease except the Brokers. Neither party knows of any other real estate broker or agent who is or might be entitled to a



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


commission or compensation in connection with this Lease. Landlord will pay all fees, commissions or other compensation payable to the Brokers. Pursuant to Georgia Real Estate Commission Regulation 520-1-108, Trizec Colony Square, Inc. and Frederick Roddy Realty, hereby disclose the following concerning this lease transaction: (1) Trizec Colony Square, Inc. represents Landlord and not Tenant;
(2) Frederick Roddy Realty represents Tenant and not Landlord; and (3) both Trizec Colony Square, Inc. and Frederick Roddy Realty shall receive their compensation from Landlord. Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents, other than Brokers claiming through the other party. Landlord's obligation under this Section 23 will survive the expiration or early termination of the Term.

24.    LIMITATIONS ON LIABILITY.

              (a) Any liability for damages, breach or nonperformance by Landlord, or arising out of the subject matter of, or the relationship created by, this Lease, will be collectible only out of Landlord's interest in the Building and the rents and sales, insurance and condemnation proceeds thereof, and no personal liability is assumed by, or will at any time be asserted against, Landlord, its parent and affiliated corporations, its and their partners, venturers, directors, officers, agents, servants and employees, or any of its or their successors or assigns other than with respect to any such rents and proceeds received by any of them; all such liability, if any, being expressly waived and released by Tenant. Landlord's review, supervision, commenting on or approval of any aspect of work to be done by or for Tenant (under Section 9, Exhibit B or otherwise) are solely for Landlord's protection and except as expressly provided, create no warranties or duties to Tenant or to third parties.

              (b) Neither Landlord nor Tenant shall have any liability or responsibility under or with respect to this Lease, or for the breach of any duty, covenant or obligation hereunder, for any consequential, speculative or indirect damages.

25.    NOTICES.

       All notices required or permitted under this Lease must be in writing and will only be deemed properly given and received (a) when actually given and received, if delivered in person to a party who acknowledges receipt in writing or (b) 2 business days after deposit in the United States mails, certified or registered mail with return receipt requested and postage prepaid. All such notices must be transmitted by one of the methods described above to the party to receive the notice at, in the case of notices to Landlord, both Landlord's Building Address and Landlord's General Address, with a copy to Landlord's mortgagee of which Tenant has notice, and in the case of notices to Tenant, the applicable Tenant's Notice Address, or, in either case, at such other address(es) as either party may notify the other of according to this Section 25. Time shall be of the essence for the giving of all notices required or permitted under the provisions of this Lease.

26.    MISCELLANEOUS.



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26.1   BINDING EFFECT.

       Each of the provisions of this Lease will extend to bind or inure to the benefit of, as the case may be, Landlord and Tenant, and their respective heirs, successors and assigns, provided this clause will not permit any transfer by Tenant contrary to the provisions of Section 15.

26.2   COMPLETE AGREEMENT; MODIFICATION.

       All of the representations and obligations of the parties are contained in this Lease and for exhibits and other attachments hereto, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions will be binding upon a party unless in writing signed by such party.

26.3   DELIVERY FOR EXAMINATION.

       Submission of the form of the Lease for examination will not bind Landlord in any manner, and no obligations will arise under this Lease until it is signed by both Landlord and Tenant and delivery is made to each.

26.4   NO AIR RIGHTS.

       This Lease does not grant any easements or rights for light, air or view. Any diminution or blockage of light, air or view by any structure or condition now or later erected will not affect this Lease or impose any liability on Landlord.

26.5   ENFORCEMENT EXPENSES.

       Each party agrees to pay, upon demand, all of the other party's costs, charges and expenses, including the fees and out-of-pocket expenses of counsel, agents, and others retained, incurred in successfully enforcing the other party's obligations under this Lease. In connection with any payment of attorneys' fees and costs pursuant to this Section 26.5, Landlord and Tenant hereby waive any right either might have under O.C.G.A. 13-1-11 respecting the determination of such attorneys' fees and costs. In addition to the foregoing award of attorneys' fees to the successful party, the successful party in any law suit on this Lease shall be entitled to its attorneys' fees and costs incurred in any post-judgment proceedings to collect or enforce the judgment obtained by such successful party. This provision is separate and several and shall survive the merger of this Lease into any judgment on this Lease, and all obligations under this Section 26.5 will survive the expiration or early termination of the Term.

26.6   BUILDING PLANNING.

       At any time after the Date, Landlord may (upon at least 45 days prior notice) substitute for the Premises other premises in the Building ("New Premises") provided that the New Premises will be similar to the Premises in area and proximity to the elevator lobby and otherwise usable for Tenant's purpose. If Tenant is already occupying the Premises, then Landlord will also pay the reasonable expenses of Tenant's moving from the Premises to the New Premises and for improving the New Premises so that the leasehold improvements in the New Premises are substantially similar to those in the Premises. Such move will be made during evenings, weekends or otherwise so as to incur the least inconvenience to Tenant. Notwithstanding anything herein to the contrary, Landlord's right to relocate the



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

       Tenant as provided herein shall only apply with respect to those portions of Tenant's Premises located on multi-tenant floors that are non-contiguous to the Tenant's main Premises and that measure 8,000 rentable square feet or less.

26.7   LANDLORD'S NAME.

       Tenant will not, without Landlord's consent, use Landlord's name, for any commercial purpose. Landlord reserves the right, upon reasonable prior notice to Tenant, to change the name or address of the Building, provided that if Landlord changes the name of the Building or street address and such change is not required by applicable Law or by the United States Postal Service, Landlord shall reimburse Tenant up to $2,000 of the reasonable costs incurred by Tenant to replace stationery, business cards, websites, invoices and other forms and media used in Tenant's business which have the old address or name printed or otherwise presented thereon; provided, however, that Landlord shall not have any such obligation to Tenant if Landlord gives Tenant at least six (6) months advance notice of such change. In no event shall Landlord name the Complex or the Building therein for a direct competitor of Tenant during the Term of the Lease.

26.8   BUILDING STANDARD.

       The phrase "Building Standard" will, in all instances, mean the type, brand and/or quality of materials Landlord designates from time to time to be the minimum quality to be used in the Building or the exclusive type, grade or quality of material to be used in the Building and shall refer to the then-current standard described in Landlord's most recently published schedule of Building standard or, if no such schedule has been published, to the standard which commonly prevails in and for the entire Building. No material shall be a Building Standard unless Landlord adheres to such standard itself.

26.9   NO WAIVER.

       No waiver of any provision of this Lease will be implied by any failure of either party to enforce any remedy upon the violation of such provision, even if such violation is continued or repeated subsequently. No express waiver will affect any provision other than the one specified in such waiver, and that only for the time and in the manner specifically stated.

26.10  RECORDING; CONFIDENTIALITY.

       Tenant will not record this Lease, or a short form memorandum, without Landlord's written consent and any such recording without Landlord's written consent will be a Default. Landlord and Tenant agree to keep the Lease terms, provisions and conditions confidential and will not disclose them to any other person without the other party's consent, except that disclosures may be made (a) to prospective lender(s) or prospective purchaser(s), (b) to the attorneys for such party or such party's prospective lender(s), (c) to consultants for such party or such party's prospective lender(s), (d) to those Persons assisting such party or such party's prospective lender(s) with any transaction, (e) to such party's investors, and (f) as required by court proceedings, governmental order or applicable law, including, without limitation, any filings with the Securities and Exchange Commission or successor agency.



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26.11  CAPTIONS.

       The captions of sections are for convenience only and will not be deemed to limit, construe, affect or alter the meaning of such sections.

26.12  INVOICES.

       All bills or invoices to be given by Landlord to Tenant will be sent to Tenant's Invoice Address. Tenant may change Tenant's Invoice Address by notice to Landlord given according to Section 25. Subject to the provisions of Section 4.6 respecting a Material Discrepancy, if Tenant fails to give Landlord specific written notice of its objections within 24 months after receipt of any bill or invoice from Landlord, such bill or invoice will be deemed true and correct and Tenant may not later question the validity of such bill or invoice or the underlying information or computations used to determine the amount stated.

26.13  SEVERABILITY.

       If any provision of this Lease is declared void or unenforceable by a final judicial or administrative order, this Lease will continue in full force and effect, except that the void or unenforceable provision will be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.

26.14  JURY TRIAL.

       [Intentionally Deleted.]

26.15  AUTHORITY TO BIND.

       The individuals signing this Lease on behalf of Landlord and Tenant represent and warrant that they are empowered and duly authorized to bind Landlord or Tenant, as the case may be, to this Lease.

26.16  ONLY LANDLORD/TENANT RELATIONSHIP.

       Landlord and Tenant agree that neither any provision of this Lease nor any act of the parties will be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

26.17  COVENANTS INDEPENDENT.

       The parties intend that this Lease be construed as if the covenant between Landlord and Tenant are independent and that the Rent will be payable without offset, reduction or abatement for any cause except as otherwise specifically provided in this Lease.

26.18  GOVERNING LAW.

       This Lease will be governed by and construed according to the laws of the State of Georgia.

26.19  TIME OF ESSENCE.

       Time is of the essence of this Lease and all of the duties, covenants and obligations herein or hereunder.



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26.20  USUFRUCT.

       Tenant has only a usufruct under this Lease which is not subject to levy or sale, and no estate will pass from Landlord to Tenant. Tenant's rights to use the Premises are solely contractual.

27.    RIGHT TO RENEW.

       Provided that no Default has occurred and is continuing with respect to Tenant at the time of its exercise of this option, Tenant shall have two
       (2) options to extend the Term of the Lease ("Extension Option") for two
       (2) consecutive five (5) year periods only (each an "Extension Term" respectively) upon all of the following conditions:

              (a) Tenant shall exercise this Extension Option by notice to Landlord which must be received by Landlord no later than 5:00 p.m. on the date twelve (12) months prior to the Expiration Date of the term in question, but no earlier than eighteen (18) months prior to the Expiration Date of the term in question. Each Extension Option shall be valid if exercised with respect to the entire Premises, as expanded from time to time, or less than the entire Premises so long as the portion of the Premises with respect to which the Extension Option is exercised (i) constitutes one or more whole floors of the Building and, if the Extension Option is executed with respect to more than one (1) floor, such floors are contiguous floors, and (ii) includes either the second
       (2nd) or the fifth (5th) floor of the Building (if the Extension Option is exercised with respect to any of the Office Tower Premises) or both floors of the Garden Space.

              (b) Within thirty (30) days after the date of Tenant's notice (the "Determination Date"), Landlord shall compute the "Extension Rate", which shall be 95% of Market Rent (as described in subsection (f) below), and notify Tenant in writing of the resulting amount, which amount shall be subject to Tenant's review and approval. All other terms of this Lease (excluding any Landlord's work or Allowances and except that Tenant's Extension Option shall apply to one (1) less Extension Term) shall apply during the 1st and 2nd Extension Terms.

              (c) If Landlord and Tenant shall fail to agree upon the Market Rent within sixty (60) days after the Determination Date, then Landlord and Tenant each shall give notice to the other, within ten (10) days after the expiration of such sixty (60) day period, setting forth their respective determination of the Market Rent (the "Determination Notice"). Subject to the provisions of subsection (d) below, the parties shall then apply to the American Arbitration Association or any successor thereto for the designation of an arbitrator satisfactory to both parties to render a final determination of the Market Rent. The arbitrator shall be a real estate appraiser or consultant who shall have at least fifteen
       (15) years continuous experience in the business of appraising or is knowledgeable in rental rates and lease transactions in the Building and the Buckhead, Atlanta, Georgia market area. The arbitrator shall conduct such hearings and investigations as the arbitrator shall deem appropriate and shall, within thirty (30) days after having been appointed, choose one of the determinations of Market Rent set forth in either Landlord's or Tenant's Determination Notice, and that choice by the arbitrator shall be binding upon Landlord and



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       Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this subsection (c), and the parties shall share equally all other expenses and fees of any such arbitration. The determination rendered in accordance with the provisions of this subsection (c) shall be final and binding in fixing the Market Rent. The Extension Rate for the subject Extension Term shall be ninety-five percent (95%) of the Market Rent as so determined. The arbitrator shall not have the power to add to, modify, or change any of the provisions of this Lease, or either of the Market Rate determinations set forth in Landlord's and Tenant's respective Determination Notices.

              (d) In the event that the determination of the Market Rent set forth in the Landlord's and Tenant's Determination Notices shall differ by less than five (5%) percent per rentable square foot per annum for each year during the Extension Term, then the Market Rent shall not be determined by arbitration, but shall instead be set by taking the average of the determinations set forth in Landlord's and Tenant's Determination Notices. Only if the determinations set forth in Landlord's and Tenant's Determination Notices shall differ by more than five (5%) percent per rentable square foot per annum for any year during the Extension Term shall the actual determination of Market Rent be made by an arbitrator as set forth in subsection (c) above.

              (e) If for any reason the Market Rent shall not have been determined prior to the commencement of the Extension Term, then, until the Market Rent and, accordingly, the Extension Rate, shall have been finally determined, the fixed annual rent shall remain the same as payable during the last year of the Term of the Lease, as extended. Upon final determination of the Market Rent, an appropriate adjustment to the fixed annual rent shall be made reflecting such final determination, and Landlord and Tenant, as the case may be, shall promptly refund or pay to the other any overpayment or deficiency, as the case may be, in the payment of fixed annual rent from the commencement of the Extension Term to the date of such final determination.

              (f) "Market Rent" shall mean the market annual Base Rent and Additional Rent for the Premises, based on new and renewing tenancies (for a term comparable to the time period in question) covering office space of comparable size and quality to the Premises in comparable buildings in comparable locations in the Buckhead, Atlanta, Georgia market area, including the Building (and the rent for which such tenancy was determined and commenced within twelve (12) months before the Determination Date) taking into account all pertinent factors including but not limited to Tenant's credit worthiness, relative Base Year or expenses stop provisions, the involvement or non-involvement of a broker, that Tenant is not receiving a market improvement allowance, the value and savings realized by Tenant by utilizing the existing Tenant Leasehold Improvements in their then condition, rental abatement or other concessions, if any, from Landlord typical of what is given a new tenant and assuming Landlord and Tenant to be prudent persons willing to lease but being under no compulsion to do so. By the above reference to the absence of a compulsion to enter into a tenancy, Landlord and Tenant do not intend to exclude renewal tenancies arising out of a tenant's exercise of a fixed option to extend its lease term.



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              (g)    If Tenant fails to exercise the Extension Option for the
       first (1st) Extension Term, the Extension Option for the second (2nd) Extension Term shall be null and void; and

              (h)    Time is of the essence of this Extension Option.

              Each Extension Option applies only to an extension of the Lease for the Extension Term applicable to such Extension Option. Except for the above modifications, all other provisions and conditions of the Lease shall apply in each of the Extension Terms. Each Extension Option shall be void if Tenant fails to exercise it precisely according to each and all of the conditions stated above, or if Tenant assigns the Lease or sublets more than fifty percent (50%) of the Premises or otherwise transfers all or more than fifty percent (50%) of its interest in the Lease or the Premises, except as allowed under Section 15.7 of the Lease.

28.    EXPANSION OPTION

       Provided that no Default has occurred and is continuing with respect to Tenant at the time of its exercise of this option, Tenant shall have the option to expand ("Expansion Option") into that area of up to 25,000 contiguous rentable square feet known as "Expansion Area #1" (as more particularly described below), upon all of the following conditions:

              (a) Tenant shall exercise this Expansion Option by written notice which must be received by Landlord no later than 5:00 p.m. on the date which is nine (9) months prior to the Expansion Date (as defined in the following sentence). The Expansion Date, currently the first day of the sixty-seventh (67th) full calendar month of the Lease Term, shall be subject to an adjustment of no more than six (6) months which adjustment shall be made by Landlord in its sole discretion provided Landlord delivers Tenant notice of such adjustment by no later than the first
       (1st) day of the fifty-fifth (55th) full calendar month of the Lease Term. Within one (1) month of Landlord's receipt of Tenant's notice, Landlord shall identify that area within the Building available for Tenant's expansion needs ("Expansion Area #1") by providing Tenant a floor plan of said area. Landlord and Tenant hereby agree that Expansion Area #1 shall be contiguous with Tenant's Premises, shall be located on a single floor of the Office Tower (unless such space includes space on a floor only partially occupied by Tenant, in which case Expansion Area #1 shall be all of the space on such floor not previously occupied by Tenant and space on one (1) other floor contiguous to the Premises) and located in that portion of the Office Tower containing the same elevator bank where Tenant's existing Premises are located. Within ten (10) business days of Landlord's identification of the Expansion Area #1, Tenant shall notify Landlord of what portion of Expansion Area #1 Tenant elects to take; and

              (b)    The Lease Term for Expansion Area #1 shall commence ninety
       (90) days after the date Landlord delivers Expansion Area #1 to Tenant and shall expire on the Expiration Date. The applicable commencement date is hereinafter referred to as the "Expansion Area #1 Commencement Date"; and



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              (c)    The Base Rent and Additional Rent for Expansion Area #1
       shall be the Market Rent as determined in accordance with Section 27 above, and the Tenant Leasehold Improvement Allowance shall be the Market Allowance as determined in accordance with Section 27 above; and

              (d) Tenant shall provide Landlord with plans and specifications with respect to Expansion Area #1in a timely manner; and

              (e) Tenant shall complete the buildout in accordance with plans and specifications approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and the provisions of
       Section 9.1 of this Lease.

              (f)    Time is of the essence of this Expansion Right.

       Except as to the above modifications, all other provisions of this Lease shall apply to Expansion Area #1. This Expansion Option applies to Tenant only and shall be void if Tenant fails to exercise it precisely according to each and all of the conditions stated above, or if Tenant assigns the Lease or sublets more than fifty percent (50%) of the Premises or otherwise transfers all or more than fifty percent (50%) of its interest in the Lease of the Premises except as allowed under Section 15.7 herein.

29.    RIGHT OF FIRST OFFER

       Provided that no Default has occurred and is continuing with respect to Tenant at the time of its exercise of this First Offer Right, Landlord hereby grants to Tenant the on-going option to lease, upon the terms and conditions hereinafter set forth, all or a portion of certain space in the Office Tower located on same elevator bank as the Premises are located (as more particularly described and attached hereto as Exhibit A-1) and, from and after the third (3rd) anniversary of the Commencement Date, all or a portion of the space located on the high-rise elevator bank of the Office Tower (collectively, "Offer Area #1") when it becomes "available for leasing" (as determined in accordance with subsection (a) below) during the Term of the Lease, as it may be extended ("First Offer Right").

              (a) a portion of Offer Area #1 shall be deemed to be "available for leasing" upon, and only upon, the occurrence of one of the following events:

                     (i) such portion of Offer Area #1 is not subject to an Existing Lease (as hereinafter defined);

                     (ii) if such portion of Offer Area #1 is subject to a right or option granted in an Existing Lease (whether to extend/renew or to expand), all of which rights or options are not exercised, the expiration or termination of the last of such unexercised right or option; and

                     (iii) if such portion of Offer Area #1 is subject to a right or option granted in an Existing Lease (a) which right or option is exercised, the expiration or termination of the term of such Existing Lease or any later



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

                     date upon which the term of the demise of such portion of Offer Area #1 created by the exercise of such right or option expires (including any renewals or extensions thereof granted in such Existing Lease) or (b) Landlord secures written confirmation from any such tenant subject to an Existing Lease that said tenant waives and releases any such right or option available to it with respect to such portion of Offer Area #1.

              (b) During the Term of the Lease, Landlord shall, on a quarterly basis, give Tenant written notice (the "Offer Notice") setting forth the available space (the "Offer Area #1 Available Space") of each portion of Offer Area #1. The date of availability of any Offer Area #1 Available Space shall not be less than sixty
              (60) days after the date such notice is given by Landlord. The Base Rent and Additional Rent for the subject portion of Offer Area #1 shall be Market Rent as determined in Section 27 above and the subject portion of Offer Area #1 shall be delivered in "as-is" condition, provided that Landlord shall provide Tenant an Allowance for leasehold improvements for each portion of the Offer Area #1 leased by Tenant equal to the Market Allowance, which Market Allowance shall be determined in the same manner as Market Rent is determined in Section 27 above. The Offer Notice shall set forth Landlord's determination of such Market Rent and Market Allowance; and

              (c) Tenant may lease all or any portion of the Offer Area #1 Available Space on the terms described in the Offer Notice, provided; however, any remaining portion of the Offer Area #1 Available Space that is not leased by Tenant shall be contiguous space of a shape, size and location which Landlord, in Landlord's reasonable discretion, considers reasonably marketable. In the event Landlord determines such remaining space within the Offer Area #1 Available Space is not reasonably marketable, Landlord shall notify Tenant within ten (10) business days of its receipt of receipt of Tenant's notice and Tenant and Landlord shall thereafter cooperate in good faith to reconfigure the space in the Offer Area #1 Available Space so that it is reasonably marketable; and

              (d) Tenant's right to lease a portion of Offer Area #1 on the terms set forth in this Section 29 and, to the extent not in conflict therewith, the terms described in the applicable Offer Notice shall be exercisable by notice from Tenant to Landlord given not later than twenty (20) business days after the Offer Notice is delivered. Tenant shall be deemed to have declined a lease for a portion of Offer Area #1 if its acceptance is delayed or if the acceptance changes any term or condition of the Offer Notice, other than a term that is not consistent with this Paragraph 29; provided, however, that if Tenant does not agree with Landlord's determination of the Market Rent or Market Allowance, such acceptance shall set forth Tenant's determination thereof, and such matter or matters as to which Landlord and Tenant disagree shall then be determined in the manner provided in
              Section 27. If such right is not so exercised, then for the following one hundred eighty (180) days, Landlord shall have the right to Lease said portion of Offer Area #1 to a third party on materially the same terms as those offered to Tenant in the Offer Notice; and



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

              (e) If Tenant has validly exercised this First Offer Right for any portion of Offer Area #1 in accordance with the terms hereof, Landlord and Tenant, within fifteen (15) business days after request by either party hereto, shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to such portion of the Offer Area #1 as determined in accordance herewith; and

              (f) The Lease Term for any portion of Offer Area #1 leased by Tenant pursuant to this Section 29 shall commence upon the date sixty (60) days following the date Landlord provides access to Offer Area #1 to Tenant for construction purposes ("Offer Area #1 Commencement Date") and shall expire on the Expiration Date; and

              (g) As used herein, the term "Existing Lease" shall mean (i) a lease (other than this Lease) of any space in Offer Area #1 in effect as of, or subsequent to, the Date hereof (including extensions and renewals thereof pursuant to options granted therein or otherwise), whether or not the term of such lease has yet commenced and (ii) any lease in effect as of the date of the commencement of the initial Term of the Lease, whether or not the term of such lease has then commenced. In the event two leases are in effect for any portion of the Offer Area #1 (for example, the term of a lease which is now in effect for a portion of the Offer Area #1 will soon expire, and another lease covering part or all of such space has already been executed with a new tenant for a term commencing after the expiration of the term of the former lease), only one of such leases shall be an Existing Lease. In such case, the Existing Lease shall be determined by comparing the dates upon which the respective terms of such two leases end, and the lease with the later expiration date shall be deemed to be the Existing Lease and the other lease shall be disregarded; and

              (h) Notwithstanding anything contained herein to the contrary, this First Offer Right shall be subject and subordinate to Landlord's right to expand the size of the premises of any tenant leasing space in the Offer Area #1, whether by exercise of a lease option or otherwise, provided any such expansion increases the size of such tenant's premises to at least a full floor of any portion of Offer Area #1; and

              (i) Tenant shall provide Landlord with plans and specifications with respect to that portion of Offer Area #1 to be leased by Tenant in a timely manner; and

              (j) Tenant shall complete the buildout of the subject portion of Offer Area #1 in accordance with plans and specifications approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and the provisions of Section
              9.1 of this Lease.

              (k)    Time is of the essence of this First Offer Right.



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       This First Offer Right applies to Tenant only and shall be void if Tenant fails to exercise it precisely according to each and all of the conditions stated above, or if Tenant assigns the Lease or sublets more than 50,000 rentable square feet of the Premises or otherwise transfers all or more than 50,000 rentable square feet of its interest in the Lease or the Premises, except as allowed under Section 15.7 of this Lease. In addition to the foregoing, the First Offer Right shall not be in effect at any time during which less than thirty (30) months remain with respect to the Lease Term (as extended, if applicable, by either of the Extension Terms described in Section 27 herein).

30.    CONTRACTION OPTION

       Tenant shall have the option to reduce the size of the Premises with respect to no more than the equivalent of one (1) full floor of the Office Tower Premises as of the last day of the sixtieth (60th) full calendar month of the Lease Term ("Contraction Date") upon the conditions stated below. This "Contraction Option" shall be void unless exercised according to these conditions:

              (a) Tenant shall exercise this Contraction Option by written notice ("Contraction Notice") to Landlord identifying what portion of the Premises Tenant intends to contract; such Contraction Notice must be received by Landlord at least nine (9) months prior to the Contraction Date. That portion of the Premises which Tenant does not elect to retain as identified in Tenant's Contraction Notice shall be referred to herein as the "Contraction Space". The Contraction Space shall be located on the top floor or floors of the Office Tower on which the portions of the Premises are located, except that if such top floor or floors of the Office Tower on which portions of the Premises are located includes Tenant's "chief" level executive offices, then the Contraction Space shall not be required to include such space; and

              (b) No Default shall have occurred and be continuing with respect to Tenant at the time of the Contraction Notice, and for the remainder of the Term through the Contraction Date; and

              (c) The Contraction Space shall be contiguous space of a shape, size and location which Landlord, in Landlord's reasonable discretion, considers reasonably marketable. That portion of the Premises which Tenant elects to retain shall be contiguous to Tenant's Premises. In the event Landlord determines such Contraction Space is not reasonably marketable, Landlord shall notify Tenant within ten (10) business days of its receipt of the Contraction Notice and Tenant and Landlord shall thereafter cooperate in good faith to reconfigure the Contraction Space so that it is reasonably marketable; and

              (d) Simultaneously with Tenant's Contraction Notice, Tenant shall pay Landlord a Termination Option Fee equal to (i) any unamortized Tenant Leasehold Improvement Allowance (as described in Exhibit B attached hereto) and leasing commissions attributable to the Contraction Space, which amortization for this purpose shall be on a straight line basis over the initial term of the Lease; and (ii) six months Base Rent with



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       respect to the Contraction Space at the rate in effect on the date of the
       Contraction Notice; and

              (e) Effective as of the Contraction Date, Tenant's Base Rent and Tenant's Office Tower Share shall be reduced to reflect that portion of the Premises retained by Tenant; and

              (f)    Time is of the essence of this Contraction Option.

       This Contraction Option applies to Tenant only and shall be void if Tenant fails to exercise it precisely according to each and all of the conditions stated above, or if Tenant assigns the Lease or otherwise transfers all or more than fifty percent (50%) of its interest in the Lease or the Premises.

31.    SIGNAGE

       Tenant shall have the right, at Tenant's sole cost and expense, to install appropriate signage (including Tenant's corporate name and logo) on the Building directory and on the walls of the elevator lobbies and entrance doors of any full floors leased by Tenant and on two (2) exterior facade(s) of the Office Tower (as determined by Tenant) at the top of the Building at a mutually acceptable location (each party agreeing not to unreasonably withhold, condition or delay its approval of such location), on a monument sign adjacent to the Office Tower (which may be shared with other tenants of the Building provided that (i) Tenant's sign will be placed in the location selected and mutually agreed upon as between Tenant and Landlord, (ii) Tenant will have its choice of sign position on such monument sign, and (iii) Tenant's sign will be at least twice the size of any other tenant or occupant in the Complex leasing less than 100,000 square feet in the Building, and in no event will Tenant's sign be smaller than that of any other tenant in the Building, provided Tenant leases not less than 135,000 rentable square feet in the Building). All signs shall first approved in writing by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) and subject to any applicable Laws. Tenant shall remove all such signs by the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury to or defacement of the Building and other improvements, and Tenant shall repair any injury or defacement, excluding discoloration, caused by such installation or removal. If at any time Tenant no longer leases at least 135,000 rentable square feet in the Building and, at such time, Landlord has leased at least 135,000 rentable square feet in the Building to another tenant who has the desire and the ability to place its name on the Building and who is not a direct competitor of Tenant, then Landlord may remove Tenant's sign or signs from the top of the Building and permit such other tenant to install its name sign on the Building. Tenant's rights under this
       Section 31 shall not be assignable to a third party other than a transferee permitted under Section 15.7 hereof. Landlord agrees to use its best efforts (without expenditure of funds) to obtain all necessary permits and approvals from applicable governmental authorities and private parties to permit Tenant to install all of the signs to which Tenant is entitled under this Section 31.



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32.    ROOFTOP COMMUNICATIONS EQUIPMENT

32.1   RIGHT TO INSTALL ANTENNA.

       In addition to the other rights granted by this Lease, provided that Tenant is not in Default of the Lease beyond any applicable cure periods and further provided that Tenant is in occupancy of at least fifty percent (50%) of the Premises, Tenant shall have the right but not the obligation, during the Term to install, maintain and operate the following satellite dish antennas: 3 satellite dishes not to exceed 1 meter in diameter each or similar rooftop antenna, in any case subject to Landlord's reasonable consent (not to be unreasonably conditioned or delayed) as to the size and power of such antenna and the frequency at which it will receive and/or broadcast (the "Antennas") on the Building's roof (the "Roof") in a location mutually acceptable to both Landlord and Tenant (the "Antenna Site"). Tenant may also use the Building's risers, conduits and towers, subject to Section 6.5 and Landlord's reasonable requirements for use of such areas, for purposes of installing reasonable cabling from the Antennas to the Premises in the interior of the Building. The foregoing rights may be exercised by Tenant without charge by Landlord. In the event Tenant requires more than 3 satellite dishes or similar rooftop antennas, Tenant shall pay a fee equal to Landlord's current rate for similar installations for each additional dish or antenna.

32.2   RIGHT OF USE/OWNERSHIP OF ANTENNAS.

       Landlord shall have the right to use the remainder of the Roof for any purpose including permitting other tenants in the Building to lease space on the Roof provided that (i) Tenant continues to have reasonable access to the Antenna Site and the Antennas, and (ii) any other equipment installed on the Roof pursuant to leases or other agreements entered into after the date of this Lease will not block the ability of the Antennas to send or receive signals or otherwise materially interfere with the operation or function of such Antennas. The foregoing shall be subject to Landlord's right to provide wireless telecommunications services to the Building.

32.3   INSTALLATION, MAINTENANCE, OPERATION AND REMOVAL OF THE ANTENNAS.

       Tenant shall install and maintain the Antennas and related cabling at its expense. Tenant shall have access to the Antenna Site at all times, subject to any reasonable restrictions of Landlord. The installation of the Antennas shall be completed in a workmanlike manner and in accordance with all applicable Laws. Tenant shall install the Antennas using non-penetrating roof mounts. Tenant shall comply with all floor load limitations. If the Taxes or insurance premiums for the Building are increased as a result of the installation or operation of the Antennas on the Roof, then Tenant shall pay its share of any such increase directly attributable to such installation or operation upon receipt of adequate documentation. Tenant shall also maintain insurance on the Antennas and the Antenna Site pursuant to Section 11.2. At the termination of this Lease (whether upon the Expiration Date or otherwise) Tenant shall, at Tenant's sole cost and expense, remove the Antennas and restore the Antenna Site to its condition prior to installation of the Antennas.

32.4   COMPLIANCE WITH LAWS.



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

       Tenant shall comply in all material respects with all applicable Laws governing the installation and operation of the Antennas. Tenant shall be responsible for obtaining, if required, any building permits and any licenses or permits required by the Federal Communication Commission, the Federal Aviation Administration or any other governmental agency having jurisdiction over the Building. If required by any such governmental agencies or by Landlord, Tenant shall paint the dish portion of the Antennas or screen any such Antennas from view, so long as the functionality of the Antennas is not adversely affected thereby. Landlord agrees to reasonably assist and cooperate with Tenant to obtain any appropriate licenses or permits.

32.5   LICENSE.

       The privileges granted to Tenant under this Section 32 merely constitute an easement and shall not be deemed to grant Tenant any leasehold interest in the Building or any portion thereof. All rights granted to Tenant pursuant to this Section 32 shall automatically terminate upon the expiration of this Lease or earlier termination thereof.

33.    PRE-COMMENCEMENT EXPANSION OPTION.

       Tenant shall have the right to increase the size of the Premises by up to approximately 100,000 rentable square feet ("Adjustment Area") as follows:

              (a) Any Adjustment Area shall be located on a floor or floors of the Office Tower that is (are) contiguous to the balance of the Premises. In addition to the foregoing, any Adjustment Area shall not create more than one (1) multi-tenant floor. Tenant's designation of the Adjustment Area shall leave the balance of any remaining area on the floor on which the Adjustment Area is located in a configuration that is marketable and reasonably acceptable to Landlord.

              (b) Tenant's Base Rent, Tenant's Office Tower Share, and Tenant Leasehold Improvement Allowance for Tenant Leasehold Improvements all shall be proportionately increased to reflect the addition of any Adjustment Area. Tenant's lease of any Adjustment Area shall be subject to all of the same terms and conditions as set forth in this Lease as applicable to the balance of the Premises, except as herein otherwise expressly provided. Tenant shall be permitted to exercise up to four (4) options with respect to when Tenant notifies Landlord of its intent to lease all or a portion of the Adjustment Area (collectively "Options"). Notwithstanding the various Options described below and how many, if any, Options are exercised by Tenant, the total Adjustment Area available to Tenant shall not exceed four (4) full floors of the Building.

              (c) Tenant shall have the option to increase the size of the Premises by up to four (4) full floors of the Building by giving notice to Landlord of Tenant's decision to lease such space on or before January 1, 2001 (the "Four Floor Option").

              (d) To the extent Tenant has not exercised it option with respect to subparagraph (c) above, Tenant shall have the option to increase the size of the Premises



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

       by up to three (3) full floors of the Building by giving notice to Landlord of Tenant's decision to lease such space on or before March 1, 2001 (the "Three Floor Option").

              (e) To the extent Tenant has not fully exercised its options with respect to subparagraphs (c) and (d), Tenant shall have the option to increase the size of the Premises by up to two (2) full floors of the Building by giving notice to Landlord of Tenant's decision to lease such space on or before May 1, 2001 (the "Two Floor Option").

              (f) To the extent Tenant has not fully exercised its options with respect to subparagraphs (c), (d) and (e), Tenant shall have the option to increase the size of the Premises by up to one (1) full floor of the Building by giving notice to Landlord of Tenant's decision to lease such space on or before August 1, 2001 (the "One Floor Option").

              (g) The Commencement Date of the Term of the Lease with respect to any Adjustment Area shall be determined in accordance with schedule attached hereto as Exhibit B-5. Landlord shall not be subject to any of the delay penalties described in Section 3.3 hereof for Landlord's failure to deliver any Adjustment Area by the dates provided therein.

              (h) Any space on a floor of the Building not leased by Tenant as part of the Adjustment Area shall be of a shape, size and location which Landlord, in Landlord's reasonable discretion, considers to be reasonably marketable. If Landlord determines such space is not reasonably marketable, Landlord shall notify Tenant within ten (10) business days of its receipt of Tenant's exercise notice under this
       Section 33, and Tenant and Landlord shall thereafter cooperate in good faith to reconfigure the Adjustment Area so that such remaining space on such floor not leased by Tenant is reasonably marketable.

34.    OPTION TO DEFER DELIVERY.

       Tenant shall have the right, at Tenant's sole option, to defer delivery of up to one (1) full floor of the Premises or the Adjustment Area until January 1, 2003. Such option must be exercised by Tenant on or before August 1, 2001. If Tenant exercises such option, then the following provisions shall apply to the lease of the space for which delivery has been so deferred (the "Deferred Space"):

              (a) The commencement date of the term of the lease of such Deferred Space shall be January 1, 2003 (such date being herein referred to as the "Deferred Space Commencement Date"), subject to the provisions of Section 3.3 of this Lease and provided Landlord provides Tenant with access to the Deferred Space for construction purposes at least 120 days prior to said date. Tenant's obligation to pay Rent under this Lease with respect to the Deferred Space shall commence upon the Deferred Space Commencement Date.



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

              (b) Tenant's Leasehold Improvement Allowance for Leasehold Improvements with respect to such Deferred Space only shall be Twenty-Five and 57/100 Dollars ($25.57) per rentable square foot of such Deferred Space.

              (c)    The Deferred Space must be wholly contiguous unto itself.

              (d) From and after the Deferred Space Commencement Date, Tenant's lease of the Deferred Space shall be in accordance with all of the terms and conditions of this Lease as then and thereafter in effect

              (e) If Landlord has not completed Tenant's Leasehold Improvements to the Deferred Space, Tenant will complete Tenant's Leasehold Improvements pursuant to plans and specifications approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and the provisions of Section 9.1 of this Lease.

35.    STORAGE SPACE.

       Provided this Lease is in full force and effect and no Default remains uncured beyond any applicable notice and cure period, Tenant shall have the option of leasing up to 880 rentable square feet of storage space ("Storage Space") in the Building pursuant to a separate license agreement for a term coterminous with this Lease. The rental rate for such storage space shall be $15.00 per rentable square foot of Storage Space for the first Lease Year, with such rental rate increasing three percent (3%) per Lease Year thereafter.

36.    SUPPLEMENTAL LEASEHOLD IMPROVEMENT ALLOWANCE.

       Landlord hereby grants Tenant the option to receive a supplemental leasehold improvement allowance (hereinafter referred to as the "Supplemental Tenant Leasehold Allowance") in an amount up to FIVE HUNDRED THOUSAND NO/100 DOLLARS ($500,000.00). The Supplemental Leasehold Improvement Allowance shall be paid by Landlord to Tenant in the same manner, and subject to the same conditions, as provided for the payment or application of the Tenant Leasehold Improvement Allowance. Upon written request from Tenant, Landlord shall advance such Supplemental Leasehold Improvement Allowance (or such amount thereof so requested) prior to the thirtieth (30th) day after the date of such request. Tenant hereby agrees to pay to Landlord, without offset, deduction or counterclaim of any kind, except as otherwise expressly provided in this Lease, a monthly amount of Rent sufficient to repay to Landlord the Supplemental Leasehold Improvement Allowance advanced to or on behalf of Tenant in its entirety, together with simple interest at the rate of twelve percent (12%) per annum on the unpaid balance thereof outstanding from time to time (hereinafter referred to as the "Supplemental Improvement Rent"). The Supplemental Improvement Rent shall be due and payable in equal installments on the first day of each month commencing on the first (1st) day of the first calendar month beginning on or after the Commencement Date, through and including August 1, 2011. For example, if Tenant receives disbursement of the entire Supplemental Leasehold Improvement Allowance and the Commencement Date is September 1, 2001, the monthly installment of the



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       Supplemental Improvement Rent due each month as aforesaid shall be
       $17,102.52. Failure by Tenant to pay any monthly installment of the Supplemental Improvement Rent shall be deemed, for purposes of this Lease, as a failure to pay Rent due under this Lease.

37.    Y2K COMPLIANCE.

       Landlord shall be responsible for Year 2000 compliance of all services furnished by Landlord to Tenant pursuant to this Lease. If Landlord obtains actual knowledge that any of those services are not Year 2000 compliant, Landlord shall promptly take such measures as are appropriate to cause those services to become Year 2000 compliant, but Landlord shall have no obligations with respect to any failure of its services that arise because third party systems not under its control are not Year 2000 compliant.

38.    LEASING RESTRICTIONS.

       Landlord hereby agrees that, during the Term of this Lease, any other space leased by Landlord to third party tenants in the Building shall not be used for (i) the offices or business of a federal, state or local governmental or quasi-governmental bureau, department or agency; or (ii) the conduct or maintenance of any gambling or gaming activities or any political activities or any club activities, or a school (other than training of tenant's employees, customers or vendors in the ordinary course of any such tenant's business) or employment or placement agency (other than as conducted in the ordinary course of a tenant's business).

39.    DINING FACILITY.

       During the Term of this Lease, including any renewal or extension terms, provided that (i) Tenant is not in default of any of the terms or conditions of this Lease, and (ii) either Tenant, or its Permitted Transferee, is in occupancy of at least 85% of the Premises or total occupancy of the Building is at least fifty percent (50%), Landlord shall use commercially reasonable efforts to lease not less than 1,500 rentable square feet in the Building to a food vendor. "Commercially reasonable efforts" shall mean, without limitation, that Landlord shall not be required to accept less than a market rent for a sandwich shop as provided in other first class (Class A) office buildings in the Buckhead, Atlanta, Georgia market area, or provide greater than market incentives or concessions provided to similar tenants in such market area, nor shall Landlord be required to accept a tenant with inadequate credit or operational skills. Landlord shall not be responsible for the quality of such tenant's operation.

40.    HEALTHCLUB

       Landlord agrees to provide a Health Club facility in the Office Tower at no charge (except as an Expense) during the Term of this Lease, commencing on the Commencement Date. The type of Health Club facilities furnished will be consistent with an exercise room containing approximately 3,000 square feet with men's and women's restrooms containing showers and lockers and containing certain equipment which may be utilized for individual workouts.

41.    CONSENTS AND APPROVALS.



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       Wherever in this Lease Landlord or Tenant has agreed not to unreasonably delay its consent or approval, such party shall be deemed to have consented or approved to such matter submitted to it for its consent or approval if such party fails to grant or withhold such consent or approval by notice to the other party within fifteen (15) days after such request for consent or approval is received from the other party.

42.    UNRESTRICTED SUPPLEMENTAL ALLOWANCE

       On the Commencement Date, Landlord shall pay to Tenant a supplemental allowance, in addition to any other allowance provided for in this Lease, in the amount of TWO HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($225,000.00), which Tenant may use for any purpose. If such supplemental allowance is not paid in full to Tenant on the Commencement Date, Tenant shall have its offset rights under Section 21.2 with respect to any delinquent amount and interest thereon from the Commencement Date at the rate prescribed in Section 4.4

                     --Signatures appear on following page--












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




       Having read and intending to be bound by the terms and provisions of this Lease, Landlord and Tenant have signed it as of the Date.

       TENANT:                                   LANDLORD:
       SECURITY FIRST TECHNOLOGIES,              SOLANO ASSOCIATES, a California
       INC., a Kentucky corporation              limited partnership
                                                 By: TrizecHahn Centers Inc., a
                                                 California corporation


       By:  /s/ DH Drechsel                      By:  /s/ Robert R. Stubbs
            -------------------------------          ---------------------

       Name:  DH Drechsel                        Name: Robert R. Stubbs
            -------------------------------

       Title:   COO                              Title: Assistant Secretary
              -----------------------------


       By:  /s/ Robert Stockwell                 By:  /s/ Antonio A. Bismonte
            ----------------------                  -------------------------

       Name:      Robert Stockwell               Name: Antonio A. Bismonte
             ------------------------------

       Title:     CFO                            Title: Senior Vice President
              -----------------------------











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STATE OF     Georgia          )
         ---------------------
                              )    .ss.
COUNTY OF    Fulton           )
         ---------------------

This Lease Agreement was acknowledged before me this 18th day of Feb. , 2000, by Daniel H. Drechsel as COO and Robert F. Stockwell as CFO of Security First Technologies, Inc. .

WITNESS my hand and official seal.

             Miclene A. DiAntonio
             Notary Public, Fulton County, Georgia
             My Commission Expires April 30, 2003

                                                   /s/Miclene A. DiAntonio
                                                 --------------------------
                                                 Notary Public

My commission expires:  8-30-03        .
                      -----------------



STATE OF GEORGIA              )
                              )     ss.
COUNTY OF FULTON              )

This Lease Agreement was acknowledged before me this 23rd day of February , 2000 by Robert R. Stubbs as Assistant Secretary of
TrizecHahn Centers Inc.

WITNESS my hand and official seal.


                                               /s/Heather M. Crain
                                               --------------------------
                                               Notary Public


                              Notary Public, Cherokee County, Georgia
My commission expires:        My Commission Expires Mar. 17, 2003.
                              -----------------------------------









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





STATE OF ILLINOIS             )
                              )     ss.
COUNTY OF COOK                )

This Lease Agreement was acknowledged before me this 24th day of February, 2000 by Antonio A. Bismonte as Senior Vice President of
TrizecHahn Centers Inc.

WITNESS my hand and official seal.


                                                  /s/ Peggy Sue Hennig
                                                --------------------------
                                                Notary Public


                        OFFICIAL SEAL
                        PEGGY SUE HENNIG
                        Notary Public, State of Illinois
My commission expires:  My Comission Expires 1-13-02
                       ----------------------------------







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